Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

AHC HOLDING COMPANY, INC.,

RIVERSIDE CAPITAL APPRECIATION FUND V, L.P.,

RIVERSIDE CAPITAL APPRECIATION FUND V-A, L.P.,

2003 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.,

2003 RIVERSIDE CAPITAL APPRECIATION FUND (QC), L.P.,

RCAF 2003 CIV XII, L.P.,

THE OTHER STOCKHOLDERS OF AHC HOLDING COMPANY, INC. LISTED ON EXHIBIT A HERETO,

THE OPTIONHOLDERS OF AHC HOLDING COMPANY, INC. LISTED ON EXHIBIT B HERETO,

WATTS WATER TECHNOLOGIES, INC.

AND

WATTS REGULATOR CO.

Dated as of November 6, 2014

i

5.19	Labor Matters	35
5.20	IT Systems	36
5.21	Employee Benefit Plans	36
5.22	Environmental and Asbestos Matters	38
5.23	Customers and Suppliers	40
5.24	Related Party Transactions	40
5.25	Bank Accounts	40
5.26	Brokers	40
5.27	Product Liability	40
5.28	No Other Representations and Warranties	41

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER		41

6.1	Investor Representations	41
6.2	Existence and Good Standing	42
6.3	Validity and Enforceability	42
6.4	No Conflict; Required Filings and Consents	42
6.5	Proceedings	43
6.6	Brokers	43
6.7	Independent Investigation; No Reliance	43
6.8	Financing	44
6.9	Solvency	44

ARTICLE VII COVENANTS AND AGREEMENTS		44

7.1	Interim Operations of the Company	44
7.2	Reasonable Access; Confidentiality	46
7.3	Publicity	47
7.4	Records	47
7.5	Update and Disclosure	48
7.6	Indemnification	48
7.7	Efforts; Cooperation	48
7.8	HSR	49
7.9	Section 280G	49
7.10	Exclusive Dealing	50

ARTICLE VIII CONDITIONS TO CLOSING		50

8.1	Conditions to Obligations of the Parties	50
8.2	Conditions to Obligations of the Company and the Sellers	50
8.3	Conditions to Obligations of the Buyer	51
8.4	Frustration of Closing Conditions	51

ARTICLE IX TERMINATION OF AGREEMENT		52

9.1	Right to Terminate	52
9.2	Effect of Termination	53

ARTICLE X REMEDIES		53

10.1	Indemnification by the Buyer	53
10.2	Indemnification by the Sellers	53
10.3	Survival; Limitations	55
10.4	Procedures	58
10.5	Exclusive Remedy	63
10.6	Subrogation	63
10.7	Mitigation	63
10.8	Adjustment to Purchase Price	63

ARTICLE XI TAX MATTERS		63

11.1	Reserved	63
11.2	Cooperation; Audits	63
11.3	Controversies	64
11.4	Tax Returns	65
11.5	Amendment of Tax Returns	66
11.6	Certain Taxes	66
11.7	Consolidated Income Tax Return	67
11.8	Refunds	67
11.9	Tax Sharing Agreements	67
11.10	Tax Benefits	67
11.11	Treatment as Purchase Price Adjustment	68

ARTICLE XII MISCELLANEOUS AND GENERAL		68

12.1	Sellers Representative	68
12.2	Expenses	70
12.3	Successors and Assigns	70
12.4	Third Party Beneficiaries	70
12.5	Further Assurances	70
12.6	Notices	70
12.7	Complete Agreement	72
12.8	Captions	72
12.9	Amendment	73
12.10	Waiver	73
12.11	Tax Advice	73
12.12	Governing Law	73
12.13	Consent to Jurisdiction and Service of Process	73
12.14	Severability	73
12.15	Counterparts	74
12.16	Enforcement of Agreement	74
12.17	Waiver of Jury Trial	74
12.18	Construction	74
12.19	Conflict of Interest	74
12.20	Release	75

12.21	Parent Guaranty	75

EXHIBITS

Exhibit A               List of Stockholders

Exhibit B               List of Optionholders

Exhibit C               Form of Escrow Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of November 6, 2014, by and among AHC Holding Company, Inc., a Delaware corporation (the “Company”), Riverside Capital Appreciation Fund V-A, L.P., a Delaware limited partnership (“RCAF V-A”), 2003 Riverside Capital Appreciation Fund (QC), L.P., a Delaware limited partnership (“2003 RCAF (QC)”), Riverside Capital Appreciation Fund V, L.P., a Delaware limited partnership (“RCAF V”), RCAF 2003 CIV XII, L.P., a Delaware limited partnership (“RCAF CIV”), and 2003 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership (“2003 RCAF”), as sellers representative (the “Sellers Representative”), the other stockholders of the Company listed on Exhibit A attached hereto (collectively with RCAF V-A, 2003 RCAF (QC), RCAF V, RCAF CIV and 2003 RCAF, the “Stockholders”), the holders of Options (as defined below) listed on Exhibit B attached hereto (the “Optionholders” and, together with the Stockholders, the “Sellers”), Watts Water Technologies, Inc., a Delaware corporation (the “Parent”), and Watts Regulator Co., a Massachusetts corporation and subsidiary of the Parent (the “Buyer”).

RECITALS

A.            The Stockholders are the record owners of 46,608.28873 issued and outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company.

B.            The Optionholders are the record owners of options to purchase up to an aggregate of 6,210 shares of Common Stock (the “Options”).

C.            The Stockholders desire to sell to the Buyer, and the Buyer desires to purchase from the Stockholders, all of the Shares (as defined below) upon the terms set forth in this Agreement.

D.            The Optionholders desire to cancel their Options in exchange for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“2003 RCAF” has the meaning set forth in the preamble.

“2003 RCAF (QC)” has the meaning set forth in the preamble.

“ACA” has the meaning set forth in Section 5.21(e).

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by the Buyer or any of its Affiliates) relating to any of the following:  (a) any transaction or series of related transactions other than the transactions contemplated by this Agreement involving the purchase of all or any significant portion of the capital stock or assets of the Company or the Subsidiary, (b) any agreement to enter into a business combination with the Company or the Subsidiary, and (c) any other extraordinary business transaction involving or otherwise relating to the transfer of an exclusive license to substantially all of the Intellectual Property owned by the Company or the Subsidiary.

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Notice” has the meaning set forth in Section 2.3(d)(i).

“Advisory Agreement” means the Advisory Agreement, dated as of November 21, 2007, by and between Riverside Partners L.L.C., a Delaware limited liability company, and the Subsidiary.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.  For the avoidance of doubt, the term “Affiliate”, when used with respect to the Company or the Subsidiary, does not include the Korean JV.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” means the Escrow Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer or any of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-corruption Laws” has the meaning set forth in Section 5.17(a).

“Arbitration Firm” means Ernst & Young LLP, or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such other nationally recognized independent accounting firm selected by agreement of the Buyer and the Sellers Representative.

“Asbestos Use” means any asbestos and asbestos-containing materials used in, applied to or in any way incorporated into any product (or any component or part thereof) that has been manufactured, designed, marketed, offered for sale, sold, assembled, distributed, leased, used or otherwise provided by the Company or the Subsidiary or any predecessor thereto.  “Asbestos Use” also includes all Proceedings and Orders, whether settled, pending or threatened at any time prior to, on or after the date of this Agreement, related to such Asbestos Use, including those Proceedings and Orders set forth on Schedule 1.1.

“Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Basket” has the meaning set forth in Section 10.3(b)(i).

“Business Day” means each day that is not a Saturday, Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claim” has the meaning set forth in Section 10.4(b)(i).

“Buyer Claim Notice” has the meaning set forth in Section 10.4(b)(i)

“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

“Buyer Tax Act” means any action taken (a) on the Closing Date after the Closing by the Buyer or any of its Affiliates (including the Company or the Subsidiary) with respect to the Company or the Subsidiary outside the ordinary course of business consistent with past practices of the Company or the Subsidiary or (b) after the Closing by the Buyer or any of its Affiliates (including the Company or the Subsidiary) with respect to the Company or the Subsidiary that causes any of the Tax credits, incentives or benefits pursuant to the New York Empire Zone Program received by the Company or the Subsidiary during any Pre-Closing Tax Period to be disallowed, reversed or refunded.

“Cash” means, at any time, all cash or cash equivalents of the Company and the Subsidiary as of such time, on a consolidated basis determined in accordance with GAAP, including all cash that will result from the clearance of checks issued to the Company or the Subsidiary prior to such time but not yet cleared as of such time, net of all “cut” but uncashed checks issued by the Company or the Subsidiary that are outstanding as of such time.

“Claim” has the meaning set forth in Section 10.4(a).

“Claim Response” has the meaning set forth in Section 10.4(a).

“Claims Notice” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.3(b).

“Closing Company Debt” has the meaning set forth in Section 2.3(b).

“Closing Selling Expenses” has the meaning set forth in Section 2.3(b).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Closing Working Capital” has the meaning set forth in Section 2.3(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 5.5(a).

“Company Debt” means, without duplication, all liabilities and obligations of the Company and the Subsidiary on a consolidated basis for or under:  (a) any indebtedness for borrowed money, including all amounts owed by the Company or the Subsidiary at the Effective Time pursuant to that certain Credit and Security Agreement, dated as of November 21, 2007, by and among the Company, the Subsidiary and KeyBank National Association, as amended, supplemented or otherwise modified from time to time; (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (c) any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements; (d) the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practices); (e) any guaranty of another Person (other than the Company or the Subsidiary) of the type of obligations described in (a)-(d) above or (f)-(g) below; (f) lease obligations that are required to be classified and accounted for as capitalized lease obligations in accordance with GAAP; and (g) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing.

“Company Financial Statements” has the meaning set forth in Section 5.5(a).

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Interim Financial Statements” has the meaning set forth in Section 5.5(a).

“Company IP Agreements” means all (a) licenses of Intellectual Property by the Company or the Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or the Subsidiary, (c) Contracts between the Company or the Subsidiary, on the one hand, and any third party, on the other hand, relating to the transfer, development, maintenance or use of Intellectual Property, and (d) consents, settlements, covenants not to sue, decrees or Orders governing the use, validity or enforceability of Intellectual Property.

“Company IT Systems” has the meaning set forth in Section 5.20.

“Company’s Knowledge” or words of similar import, when used in connection with any representation, warranty, covenant or agreement contained in this Agreement, means the actual knowledge of each of Ervin Cash, John Confrey, Fred Depuy, Harold Krebs, Tony Laraia, Brianne McQuillan, Gary Schlegel and Lou Vorsteveld, and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of his or her respective duties on behalf of the Company and the Subsidiary.

“Company Products” means all products and services designed, researched, developed, manufactured, offered, provided, sold, distributed or otherwise exploited by or for the Company or the Subsidiary or any products or service offerings under design, research or development by or for the Company or the Subsidiary.

“Company Stockholders Agreement” means the Stockholders Agreement, dated as of November 21, 2007, as amended from time to time, by and among the Company and the Sellers parties thereto.

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate foreign investment or antitrust monopolization, restraint of trade or competition.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Contracts” means all contracts, commitments, instruments, guarantees, credit agreements, notes, leases, licenses, and other agreements, whether written or oral (including any amendments, side letters, supplements and other modifications thereto, but excluding any purchase or sales orders).

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b) of ERISA with the Company or the Subsidiary or (b) that together with the Company is treated as a single employer or part of the same “controlled group” under Section 414(b), (c), (m) or (o) of the Code.

“Dispute Notice” has the meaning set forth in Section 10.4(b)(i).

“Dispute Period” has the meaning set forth in Section 10.4(b)(i).

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) all other employment, consulting, severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, retirement, excess benefit, fringe benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (c) all other employee benefit plans, contracts, programs, funds, or arrangements, whether written or oral, in respect of any employees, directors, officers, service providers or stockholders of the Company or the Subsidiary or any former employees, former officers or former service providers of the Company or the Subsidiary that are established, contributed to, sponsored or maintained by the Company or the Subsidiary or with respect to which the Company or the Subsidiary has made or is required to make payments, transfers or contributions.

“Enterprise Value” has the meaning set forth in Section 2.2(a).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands) groundwater, drinking water supply, stream sediments, ambient and indoor air, and any other environmental medium or natural resource.

“Environmental Law” means any Law relating to pollution or protection of human health or safety (with respect to Hazardous Materials) or the Environment, including Laws relating to the exposure to, or Release or threatened Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the protection of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means KeyBank National Association.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Sellers Representative, the Company, the Escrow Agent and the Buyer, in substantially the form attached hereto as Exhibit C.

“Escrow Termination Date” has the meaning set forth in Section 10.4(e).

“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Company Debt” has the meaning set forth in Section 2.3(a).

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Export Controls and Trade Laws” has the meaning set forth in Section 5.17(d).

“Fraud” means fraud, intentional misrepresentation, or willful or criminal misconduct, in each case, with respect to a representation, warranty or covenant made in this Agreement or any Ancillary Agreement.

“Fully-Diluted Shares” means the aggregate number of (a) Shares and (b) shares of Common Stock for which the Options are exercisable.

“Fundamental Representations” has the meaning set forth in Section 10.3(a)(i).

“GAAP” means United States generally accepted accounting principles applied consistent with the past practices of the Company and the Subsidiary as of the most recent audited period.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Governmental Contracts” has the meaning set forth in Section 5.13(c).

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials and polychlorinated biphyenyls as defined in, or subject to regulation under, any Environmental Law.

“Holdback Agreement” has the meaning set forth in Section 12.1(a).

“Holdback Amount” means $250,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 7.8.

“Indemnifying Party” has the meaning set forth in Section 10.4(c).

“Indemnitees” means the Buyer Indemnitees and/or the Seller Indemnitees, as the context requires.

“Indemnity Escrow Amount” means $15,870,000, representing 6.00% of the Enterprise Value, subject to reduction as disbursements are made pursuant to the Escrow Agreement.

“Initial Purchase Price” has the meaning set forth Section 2.2(a).

“Intellectual Property” means any and all intellectual property and other proprietary rights of any description including: (a) trademarks and service marks, logos, trade dress, trade names, corporate names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, software (including any required passwords), interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data) and applications, patents or grants in any jurisdiction pertaining to the foregoing, including provisionals, reissues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) internet websites, web pages, domain names, applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; (g) good will related to any of the foregoing; and (h) registrations and applications for registration of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Items” has the meaning set forth in Section 5.17(d).

“Korean JV” means Aerco Korea Co., Ltd., a South Korean corporation.

“Korean JV Shares” has the meaning set forth in Section 5.3(c).

“Law” means any law, statute, code, ordinance or regulation of any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property that Company or the Subsidiary licenses-in or is otherwise permitted by other Persons to use.

“Liens” means any mortgage, lien, security interest, pledge or other similar encumbrance of any kind or nature, title exception, easement, right of first refusal or right of first offer.

“Losses” means all losses, liabilities, claims, causes of action, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including reasonable fees and expenses of counsel, accountants, and other similar professionals), Taxes and disbursements.

“Majority-in-Interest” has the meaning set forth in Section 12.1(b).

“Material Adverse Effect” means any change, effect, occurrence, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, or (ii) the ability of the Sellers and the Company to consummate transactions contemplated by this Agreement; provided, that, none of the following will be deemed, either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, occurrence, event or development (a) in the financial banking or securities markets or the economy in general, (b) arising out of, resulting from or attributable to changes in Laws or Orders or changes in GAAP, (c) in the industries or geographical area in which the Company and the Subsidiary operate, (d) arising out of, resulting from or attributable to the announcement, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of the Buyer or any communication by the Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of the Company and the Subsidiary, (e) arising out of, resulting from or attributable to any action taken by the Company or the Subsidiary as contemplated or permitted by this Agreement or with the Buyer’s consent, (f) arising out of, resulting from or attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, or (g) arising out of, resulting from or attributable to any action required to be taken under any Law or Order; but only, in each case of each of clauses (a) through (c) and clause (f), solely to the extent that such change, effect, occurrence, event or development does not, individually or in the aggregate, disproportionately impact the Company and the Subsidiary, taken as a whole, as compared to other businesses engaged in the industries and geographical areas in which the Company and the Subsidiary operate.

“Material Contracts” has the meaning set forth in Section 5.13(a).

“Material Customers” has the meaning set forth in Section 5.23(a).

“Material Supplier” has the meaning set forth in Section 5.23(b).

“Net Working Capital” has the meaning set forth on Schedule 2.3(a).

“New Jersey Industrial Site Recovery Act” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations, guidance and standards promulgated thereunder.

“Notice” has the meaning set forth in Section 10.4(b)(i).

“OFAC” has the meaning set forth in Section 5.17(d).

“Option Consideration” has the meaning set forth in Section 2.2(b).

“Optionholders” has the meaning set forth in the preamble.

“Options” has the meaning set forth in the recitals.

“Order” means any order, judgment, ruling, injunction, decree or writ of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or the Subsidiary.

“Parachute Payment Waiver” means a waiver executed by any “disqualified individuals” (within the meaning of Section 280G of the Code) of any payments or benefits or benefits that would be reasonably expected to be considered “parachute payments” under Section 280G of the Code, in a form and substance satisfactory to the Sellers.

“Parent” has the meaning set forth in the preamble.

“Payoff Letters” means the letters provided and duly executed by the lenders or other holders of Company Debt to the Company or the Subsidiary in connection with the repayment of the Company Debt as contemplated hereby.

“Permits” means any license, permit, authorization, certificate of authority or qualification that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens arising under agreements governing the Company Debt, as set forth on Schedule 1.2, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (d) mechanics’, materialmen’s, workmens’, repairmen’s, warehousemen’s, supplier’s, vendor’s, carriers’, landlords’ or other similar Liens arising or incurred in the ordinary course of business consistent with past practices or by operation of Law, (e) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure public or statutory obligations, (f) with respect to the Real Property:  (i) easements, covenants, conditions and restrictions of record,

(ii) easements, covenants, conditions and restrictions not of record which would not materially interfere with the use and enjoyment of the real property in question or otherwise materially interfere with the conduct of the business of the Company and the Subsidiary, (iii) any condition that may be shown by a current, accurate survey which would not materially interfere with the use and enjoyment of the real property in question or otherwise materially interfere with the conduct of the business of the Company and the Subsidiary, (iv) any zoning or other governmentally established restrictions or encumbrances, and (v) with respect to all real property in which the Company or the Subsidiary owns less than a fee interest, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or an inferior lessee, sublessee or licensee, so long as such Liens do not, individually or in the aggregate, materially interfere with the use and enjoyment of the real property in question or otherwise materially interfere with the conduct of the business of the Company and the Subsidiary, and (g) any other matters approved in writing by the Buyer, including those restrictions, reservations, covenants, limitations and conditions described on Schedule 1.2 hereto.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Proceeding” means any action, suit, legal proceeding, arbitration, investigation or administrative enforcement proceeding before any Governmental Authority.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Public Official” means: (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (c) any officer, employee or representative of any public international organization; (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“RCAF V” has the meaning set forth in the preamble.

“RCAF V-A” has the meaning set forth in the preamble.

“RCAF CIV” has the meaning set forth in the preamble.

“Real Property” has the meaning set forth in Section 5.10.

“Real Property Leases” has the meaning set forth in Section 5.10.

“Realized Tax Benefit” means the amount of any cash Tax savings for any taxable period or portion thereof ending after the Closing Date calculated by measuring the difference between the amount of Taxes that would be due (without regard to payments or overpayments) to a Taxing Authority with respect to the Buyer, the Company, the Subsidiary or any of their Affiliates, without taking into account any Transaction Tax Deductions, and the amount of Taxes actually due (without regard to payments or overpayments) to a Taxing Authority with respect to the Buyer, the Company, the Subsidiary or any of their Affiliates taking into account the deductions, credits, losses or other Tax attributes resulting from any Transaction Tax Deductions, assuming that such deductions, credits, losses or other Tax attributes are the first item of deduction, credit, losses or other Tax attributes on any Tax Return.

“Registered Intellectual Property” has the meaning set forth in Section 5.12(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, seeping, migrating, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Responsible Party” has the meaning set forth in Section 10.4(c).

“Response Period” has the meaning set forth in Section 10.4(c).

“Sanctions Laws” has the meaning set forth in Section 5.17(e).

“Schedules” means the disclosure schedules delivered by or on behalf of the Sellers prior to or concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 10.1.

“Seller Pro Rata Portion” has the meaning set forth in Section 2.3(d).

“Sellers Released Claims” has the meaning set forth in Section 12.20.

“Sellers” has the meaning set forth in the preamble.

“Sellers Representative” has the meaning set forth in the preamble.

“Selling Expenses” means, whether or not accrued, (a) all of the fees, costs and expenses payable by the Company or the Subsidiary to outside legal counsel, accountants, advisors, brokers and other third parties (including Jones Day and KeyBanc Capital Markets Inc.) incurred by the Company or the Subsidiary in connection with the consummation of the transactions contemplated hereby, and (b) any bonuses or other similar payments to be paid to employees of the Company or the Subsidiary upon and in connection with the consummation of the transactions contemplated hereby.

“Settlement Amounts” has the meaning set forth in Section 2.2(c).

“Share Amount” means an amount equal to the quotient of (a) the Purchase Price plus the aggregate exercise prices of all Options surrendered by the Optionholders pursuant to Section 2.2(b)(ii) and (b) the Fully-Diluted Shares.

“Shares” means all of the issued and outstanding shares of Common Stock immediately prior to the Closing.

“Stockholders” has the meaning set forth in the preamble.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 11.4(b).

“Subsidiary” means Aerco International, Inc., a New Jersey corporation.

“Subsidiary Shares” has the meaning set forth in Section 5.3(b).

“Target Working Capital” means $12,929,528, as illustrated by the calculation set forth on Schedule 1.3.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, estimated tax or other tax, similar governmental fee or other similar assessment or similar charge of any kind whatsoever, together with any interest penalties, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law or by Contract or otherwise.

“Tax Matter” has the meaning set forth in Section 11.3.

“Tax Returns” means all Tax returns, statements, reports, forms, claims for refund or information returns or statements of any kind relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Transaction Tax Deductions” means (a) the Selling Expenses, (b) the capitalized financing costs and expenses that become currently deductible by the Company and/or the Subsidiary as a result of the satisfaction of the Company Debt on the Closing Date and (c) the Option Consideration and the portion of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Holdback Amount attributable to the Options, in each case, to the greatest extent such items are permitted to be deducted under applicable Tax Law.

“Transfer Taxes” has the meaning set forth in Section 11.6.

“Working Capital Overage” has the meaning set forth in Section 2.3(a).

“Working Capital Underage” has the meaning set forth in Section 2.3(a).

ARTICLE II
SALE AND PURCHASE

2.1          Sale and Purchase.  At the Closing, (a) the Stockholders shall sell, transfer, assign, convey and deliver to the Buyer all of the Shares free and clear of any Liens, (b) the Optionholders shall be deemed to have surrendered the Options for cancellation, and (c) the Buyer shall purchase and acquire the Shares and shall make the payments described in Section 2.2.

2.2          Purchase Price.

(a)           Subject to the adjustment set forth in Section 2.3, in full consideration for the transfer of the Shares and the surrender of the Options, on the Closing Date, the Buyer shall pay, to the Sellers Representative, for further distribution to the Stockholders by bank wire transfer of immediately available funds to accounts designated in writing by the applicable recipient and the Optionholders by the methods set forth in Section 2.2(b)(ii), an aggregate amount in cash equal to $264,500,000 (the “Enterprise Value”) plus (i) Estimated Cash minus

(ii)       the aggregate amount of Estimated Company Debt outstanding immediately prior to the Closing; and

(iii)      the unpaid portion of the Estimated Selling Expenses;

(such amount, the “Initial Purchase Price”), increased by (iv) any Working Capital Overage or decreased by (v) any Working Capital Underage (as adjusted, the “Purchase Price”); provided, that (A) the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Holdback Amount shall not be paid to the Stockholders and the Optionholders at Closing but shall instead be deposited with and held by the Escrow Agent in accordance with the terms of this Agreement, the Escrow Agreement and the Holdback Agreement, as applicable.

(b)           The Purchase Price will be paid by the Buyer to the Stockholders and the Optionholders at the Closing as follows:

(i)        Each Stockholder will be entitled to receive an amount equal to (A) the product of (1) the Share Amount and (2) the number of Shares owned by such Stockholder minus (B) such Stockholder’s respective Seller Pro Rata Portion of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Holdback Amount;

(ii)       Each Optionholder shall be entitled to receive, in exchange for the cancellation of each of his or her Options that are outstanding and unexercised as of immediately prior to the Closing, an amount equal to (A) the product of (1) the aggregate number of shares of Common Stock issuable upon exercise in full of the Option and (2) the excess, if any, of the Share Amount over the per-share exercise price of the Option, minus (B) any applicable Taxes required to be withheld, minus (C) such Optionholder’s respective Seller Pro Rata Portion of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Holdback Amount (the aggregate amount payable to all Optionholders is referred to as the “Option Consideration”).  The Buyer shall pay the Option Consideration to the Company, which shall, in turn, pay or cause the Subsidiary to pay the applicable portions of the Option Consideration to (i) the applicable Optionholders who are current or former employees of the Company through its payroll procedure not later than two (2) Business Days following the Closing Date, and (ii) all other applicable Optionholders through its accounts payable within two (2) Business Days following the Closing Date.  As of the Closing Date, each Option that is outstanding and unexercised as of immediately prior to the Closing shall become no longer exercisable, but shall be cancelled and settled in return for the consideration set forth in this Agreement.  At or prior to the Closing, the Company shall take all action that may be necessary to effectuate the provisions of this Section 2.2(b)(ii) and to terminate the Company’s 2007 Equity and Performance Incentive Plan and to ensure that, from and after the Closing, holders of Options have no rights with respect thereto other than those specifically provided in this Section 2.2(b)(ii).

(c)           At the Closing, the Buyer shall (i) cause the Estimated Company Debt outstanding immediately prior to the Closing to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters, (ii) pay the Estimated Selling Expenses to the Persons entitled thereto pursuant to the instructions designated by such Persons prior to the Closing, (iii) pay the Indemnity Escrow Amount and the Adjustment Escrow Amount into separate escrow accounts to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, and (iv) pay the Holdback Amount into an account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Holdback Agreement (collectively, the “Settlement Amounts”).

(d)           For Tax purposes, the payment of Company Debt by the Buyer at Closing shall be treated as part of the Purchase Price.

2.3          Purchase Price Adjustment.

(a)           Unless otherwise agreed to by the Sellers Representative and the Buyer, on the second Business Day prior to the Closing Date, the Sellers Representative shall prepare (in consultation and cooperation with the Buyer) and deliver to the Buyer a certificate executed by the chief financial officer of the Company setting forth the good faith estimate of (i) Cash as of the Effective Time (such estimate, the “Estimated Cash”), (ii) the Company Debt as of the Effective Time (such estimate, the “Estimated Company Debt”), (iii) the unpaid portion of the Selling Expenses (the “Estimated

Selling Expenses”) and (iv) the Net Working Capital as of the Effective Time prepared in accordance with the principles set forth on Schedule 2.3(a) (such estimate, the “Estimated Working Capital”), which estimate shall, upon the Buyer’s written request, be supported by working papers and other reasonable supporting documents setting forth such estimate; provided, however, in the event there is disagreement between the Sellers Representative and the Buyer with respect to any of such estimates that cannot be resolved between the parties prior to the Closing (it being understood that in no event shall the Closing be delayed as a result of any such disagreement), the Sellers Representative’s estimate shall be used for purposes of determining the calculation of the Purchase Price payable at the Closing.  If the Estimated Working Capital is less than the Target Working Capital, the Initial Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.3.  If the Estimated Working Capital is greater than the Target Working Capital, the Initial Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.3.

(b)           Within 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers Representative a statement (the “Closing Statement”), setting forth the Buyer’s calculation of:  (i) the Net Working Capital as of the Effective Time, prepared in accordance with the principles of preparation set forth on Schedule 2.3(a) (the “Closing Working Capital”), (ii) the Company Debt as of the Effective Time (the “Closing Company Debt”), (iii) the unpaid portion of Selling Expenses as of the Effective Time (the “Closing Selling Expenses”), and (iv) Cash as of the Effective Time, prepared in accordance with the methodology used to prepare the Estimated Cash (the “Closing Cash”), which calculation shall be accompanied by working papers and other reasonable supporting documents setting forth such calculation.

(c)           Within 30 days following receipt by the Sellers Representative of the Closing Statement, the Sellers Representative shall deliver written notice to the Buyer of any dispute it has with respect to the preparation or content of the Closing Statement.  If the Sellers Representative does not notify the Buyer in writing of a dispute with respect to the Closing Statement within such 30-day period (which notification shall state in reasonable detail the basis of the Sellers Representative’s objection), such Closing Statement will be final, conclusive and binding on the parties.  To the extent not set forth in such a notification of dispute, the Sellers Representative shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Statement.  In the event of such notification of a dispute, the Buyer and the Sellers Representative shall negotiate in good faith to resolve such dispute.  If the Buyer and the Sellers Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Sellers Representative advises the Buyer of its objections, then the Buyer and the Sellers Representative shall jointly enter into an engagement letter with the Arbitration Firm to resolve such dispute.  Such engagement letter shall provide that the Arbitration Firm shall consider only those items and amounts in dispute.  As promptly as practicable thereafter, the Buyer and the Sellers Representative shall each prepare and submit a presentation to the Arbitration Firm and shall furnish or cause to be furnished to the Arbitration Firm such work papers and other documents and information relating to the items and amounts in dispute as the Arbitration Firm may reasonably request and as are available to that party or its advisors and agents.  As soon as practicable thereafter, the Buyer and the Sellers Representative will cause the Arbitration Firm to choose one of the parties’ positions with respect to each of Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash, as applicable, based solely upon the presentations by the Buyer and the Sellers Representative.  The party whose position is not accepted by the Arbitration Firm with respect to Closing Working Capital shall be responsible for all of the fees and expenses of the Arbitration Firm.  All determinations made by the Arbitration Firm will be final, conclusive and binding on all parties to this Agreement.

(d)           Within two Business Days after the date on which the Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash are finally determined pursuant to Section 2.3(c), if the amount of the Purchase Price as would have been determined pursuant to Section 2.2(a) had (i) the Closing Working Capital (as finally determined pursuant to Section 2.3(c)) been substituted for the Estimated Working Capital for purposes of Section 2.3(a), and (ii) Closing Company Debt, Closing Selling Expenses and Closing Cash (each as finally determined pursuant to Section 2.3(c)) been substituted for the Estimated Company Debt, Estimated Selling Expenses and Estimated Cash, respectively, as of the Closing, is different from the Purchase Price that was paid on the Closing Date, then:

(i)        If such substitutions would have resulted in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date, then the Buyer and the Sellers Representative shall deliver a joint written instruction to the Escrow Agent (an “Adjustment Notice”) instructing the Escrow Agent to release an amount of cash equal to such shortfall from the Adjustment Escrow Amount to the Buyer, by bank wire transfer of immediately available funds to an account designated in writing by the Buyer to the Sellers Representative and the Escrow Agent, within five Business Days from the date on which the Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash are finally determined pursuant to Section 2.3(c).  If such shortfall is less than the Adjustment Escrow Amount, the Adjustment Notice shall instruct the Escrow Agent to release the remainder of the Adjustment Escrow Amount to the Sellers Representative for further distribution to the Stockholders and to the Company for further distribution to the Optionholders, in each case, in their respective Seller Pro Rata Portions.  With respect to the Optionholders, such amounts shall be paid by the Escrow Agent to the Company and the Company shall, in turn, pay or cause the Subsidiary to pay such amounts to the Optionholders as promptly thereafter as practicable by the methods and within the time periods set forth in Section 2.2(b)(ii) (provided that the date on which the Company receives such amounts from the Escrow Agent pursuant this Section 2.3(d) shall be substituted for the Closing Date as appropriate and four (4) Business Days shall be substituted for the references to two (2) Business Days therein).  If such shortfall exceeds the Adjustment Escrow Amount, the Adjustment Notice shall instruct the Escrow Agent to release to the Buyer such excess from the Indemnity Escrow Amount.  In no event will an adjustment to the Purchase Price pursuant to this Section 2.3(d) exceed the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount then available for distribution under the terms of the Escrow Agreement.

(ii)       If such substitutions would have resulted in a Purchase Price that is greater than the Purchase Price that was paid on the Closing Date, then Buyer shall pay, or cause to be paid, to the Sellers Representative for further distribution to the Stockholders and to the Company for further distribution to the Optionholders, in each case, in accordance with their respective proportions set forth on Schedule 2.3(d) (the “Seller Pro Rata Portions”), an amount in cash equal to such excess.  With respect to the Stockholders, such amounts shall be paid by the Buyer within five Business Days from the date on which the Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash are finally determined pursuant to Section 2.3(c) by bank wire transfer of immediately available funds to the account designated in writing by the Sellers Representative to the Buyer.  With respect to the Optionholders, such amounts shall be paid by the Buyer to the Company within five Business Days from the date on which the Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash are finally determined pursuant to Section 2.3(c), and the Company shall, in turn, pay or cause the Subsidiary to pay such amounts to the Optionholders as promptly thereafter as practicable by the methods and within the time periods set forth in Section 2.2(b)(ii) (provided that the date on which the Company receives such amounts from the Buyer pursuant this Section 2.3(d) shall be substituted for the Closing Date as appropriate and four (4) Business Days shall be substituted for the references to two (2) Business Days therein).  Within five Business Days from the date on which the Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash are finally determined pursuant to Section 2.3(c), the Buyer and Sellers Representative shall deliver an Adjustment Notice to the Escrow Agent to release the Adjustment Escrow Amount to the Sellers Representative for further distribution to the Stockholders and to the Company for further distribution to the Optionholders, in each case, accordance with their respective Seller Pro Rata Portions.  With respect to the Optionholders, such amounts shall be paid by the Escrow Agent to the Company and the Company shall, in turn, pay or cause the Subsidiary to pay such amounts to the Optionholders as promptly thereafter as practicable by the methods and within the time periods set forth in Section 2.2(b)(ii) (provided that the date on which the Company receives such amounts from the Escrow Agent pursuant to this Section 2.3(d) shall be substituted for the Closing Date, as appropriate and four (4) Business Days shall be substituted for the references to two (2) Business Days therein).

(e)           Within two Business Days after the date on which the Closing Working Capital, Closing Company Debt, Closing Selling Expenses and Closing Cash are finally determined pursuant to Section 2.3(c), if the amount of the Purchase Price as would have been determined pursuant to Section 2.2(a) had (i) the Closing Working Capital (as

finally determined pursuant to Section 2.3(c)) been substituted for the Estimated Working Capital for purposes of Section 2.3(a), and (ii) Closing Company Debt, Closing Selling Expenses and Closing Cash (each as finally determined pursuant to Section 2.3(c)) been substituted for the Estimated Company Debt, Estimated Selling Expenses and Estimated Cash, respectively, as of the Closing, is equal to the Purchase Price that was paid on the Closing Date, the Buyer and Sellers Representative shall deliver an Adjustment Notice to the Escrow Agent to release the Adjustment Escrow Amount to the Sellers Representative for further distribution to the Stockholders and to the Company for further distribution to the Optionholders, in each case, accordance with their respective Seller Pro Rata Portions.  With respect to the Optionholders, such amounts shall be paid by Escrow Agent to the Company and the Company shall, in turn, pay or cause the Subsidiary to pay such amounts to the Optionholders as promptly thereafter as practicable by the methods and within the time periods set forth in Section 2.2(b)(ii) (provided that the date on which the Company receives such amounts from the Escrow Agent pursuant to this Section 2.3(e) shall be substituted for the Closing Date, as appropriate and four (4) Business Days shall be substituted for the references to two (2) Business Days therein).

(f)            For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other party and its representatives, during normal business hours and upon reasonable notice, all financial information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes under the Closing Statement.

(g)           Any amounts payable to Optionholders pursuant to this Agreement shall be paid to the Company, which shall, in turn, pay or cause the Subsidiary to pay such amounts less any applicable Taxes required to be withheld to the Optionholders.

ARTICLE III
CLOSING AND DELIVERIES

3.1          Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The effective time of the Closing shall be 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

3.2          Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following items:

(a)           a copy of the Escrow Agreement, duly executed by the Sellers Representative;

(b)           the stock certificates representing the Shares free and clear of all Liens (or lost stock affidavits, if applicable), with duly executed stock powers attached in proper form for transfer;

(c)           a certificate of good standing for the Company issued by the Secretary of State of the State of Delaware;

(d)           a certificate of good standing for the Subsidiary issued by the Department of the Treasury of the State of New Jersey;

(e)           the certificate of incorporation of the Company certified by the Secretary of State of the State of Delaware and a copy of the bylaws of the Company, certified by an officer of the Company on behalf of the Company and not in his individual capacity;

(f)            the certificate of incorporation of the Subsidiary certified by the Department of the Treasury of the State of New Jersey and a copy of the bylaws of the Subsidiary, certified by an officer of the Subsidiary on behalf of the Subsidiary and not in his individual capacity;

(g)           the original corporate record books and stock record books of the Company and the Subsidiary to the extent that the books and records are not located at the Company or the Subsidiary;

(h)           the Payoff Letters reflecting outstanding Company Debt as of the Closing Date and any necessary UCC termination statements or other releases as may be reasonably required to evidence the satisfaction of the Company Debt;

(i)            written resignations, in a form reasonably approved by the Buyer, of the board membership and elected offices (but not employment) of the Company and the Subsidiary set forth on Schedule 3.2(i);

(j)            a certificate from an officer of the Company, given by him on behalf of the Company and not in his individual capacity, to the effect that, with respect to the Company, the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(k)           an executed affidavit issued to the Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3), in form and substance reasonably satisfactory to the Buyer, certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five-year period ending on the Closing Date;

(l)            duly executed counterparts to an agreement terminating the Advisory Agreement;

(m)          Schedule 2.3(d), certified by the chief executive officer and the chief financial officer of the Company, accurately and completely setting forth (i) the dollar amount and percentage of the Purchase Price attributable to each Seller and (ii) the Seller

Pro Rata Portion for each Seller with respect to the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Holdback Amount; and

(n)           an optical disk (CD) containing the complete contents of the “Project Admiral” Intralinks “virtual” data room as of November 6, 2014 at 12:00 p.m. Eastern Time.

3.3          Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Sellers the following items:

(a)           the Purchase Price (inclusive of the Settlement Amounts), paid in accordance with Section 2.2 to the Persons entitled thereto;

(b)           a copy of the Escrow Agreement, duly executed by the Buyer;

(c)           the certificate of incorporation (or equivalent document) of the Buyer certified by the Secretary of State of its jurisdiction of incorporation and a copy of the bylaws (or equivalent document) of the Buyer, certified by an officer of the Buyer on behalf of the Buyer and not in his individual capacity;

(d)           a certificate of good standing for the Buyer issued by the Secretary of State of its jurisdiction of incorporation; and

(e)           a certificate of an officer of the Buyer, given by him on behalf of the Buyer and not in his individual capacity, to the effect that the conditions set forth in Section 8.2(a) and 8.2(b) have been satisfied.

3.4          Termination of Company Stockholders Agreement.  Each of the Sellers hereby acknowledges and agrees that, pursuant to Section 6.12 of the Company Stockholders Agreement, the Company Stockholders Agreement shall terminate upon the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, solely with respect to itself, himself or herself, as the case may be, to the Buyer as follows:

4.1          Existence; Validity and Enforceability.  Each such Seller that is not an individual is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.  Such Seller has all requisite power and authority or capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of such Seller.  This Agreement has been and each Ancillary Agreement will be duly and validly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

4.2          Title to Shares.  Such Seller is the record and beneficial owner of and has good and marketable title to the Shares set forth opposite such Seller’s name on Exhibit A hereto, as the case may be, free and clear of all Liens or any other restrictions on transfer other than Liens arising under the Company Stockholders Agreement and applicable securities Laws. Such Seller has all requisite power and authority to sell, transfer, assign and deliver the Shares as provided under this Agreement and the Ancillary Agreements to which such Seller is a party, and at the Closing, such Seller shall transfer to the Buyer good and marketable title to the Shares owned by such Seller, free and clear of all Liens or any other restrictions on transfer other than Liens arising under applicable securities Laws.  Other than this Agreement and the Company Stockholders Agreement, such Shares are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

4.3          Proceedings and Orders.  There are no Proceedings pending, or, to the knowledge of such Seller, threatened, against such Seller or any of their respective officers or directors (in their capacities as such) that challenges the validity or enforceability of this Agreement or the Ancillary Agreements or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or the Ancillary Agreements or that would reasonably be expected to impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement. Such Seller is not subject to any Order that relates to the Company or the Subsidiary or any of their respective assets.

4.4          No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement or the Ancillary Agreements by such Seller, nor the consummation by such Seller of the transactions contemplated herein or therein nor compliance by such Seller with any of the provisions hereof, will (i) in the case such Seller is not an individual, conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or equivalent organizational documents of such Seller, (ii) constitute or result in the breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to any Contract to which such Seller is a party or by which such Seller or any of such Seller’s properties or assets may be subject, or result in the creation or imposition of any Lien upon, any property or assets of such Seller, and that would, in any such event, have a material adverse effect on such Seller, or (iii) subject to receipt of the requisite approvals under the HSR Act or any other Competition Law, violate any Order or Law applicable to such Seller or any of such Seller’s properties or assets.

(b)           Other than as required under the HSR Act or any other Competition Law, no consent is necessary for the consummation by such Seller of the transactions contemplated in this Agreement.

4.5          Brokers.  Except for KeyBanc Capital Markets, Inc., no broker, finder or similar agent has been employed by or on behalf of such Seller, and no Person with which such Seller has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

4.6          No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, OR OTHERWISE WITH RESPECT TO THE COMPANY, THE SUBSIDIARY OR THE KOREAN JV, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules), the Company represents and warrants to the Buyer as follows:

5.1          Existence and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company and the Subsidiary is duly qualified to do business, and in good standing, in (i) each jurisdiction in which the character of the properties owned or leased by the Company and the Subsidiary, or in which the conduct of the business of the Company and the Subsidiary, requires it to be so qualified and (ii) in the applicable jurisdictions set forth on Schedule 5.1.  The Company and the Subsidiary each possesses all requisite corporate power and authority necessary to own, operate, lease and license their respective properties and to carry on their respective business as presently conducted.  True, correct and complete copies of the Company’s and the Subsidiary’s organizational documents currently in effect have been provided to the Buyer and reflect all amendments made thereto at any time prior to the Closing Date.  The Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

5.2          Validity and Enforceability.  The Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been and each of the Ancillary Agreements will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject to the General Enforceability Exceptions.

5.3          Capitalization of the Company, the Subsidiary and the Korean JV.

(a)           The Company.  The authorized capital stock of the Company consists of 100,000 shares of Common Stock, of which 46,608.28873 shares are issued and outstanding as of the date of this Agreement, and all of which are duly authorized, validly issued, fully paid and nonassessable.  Other than the Company Stockholders Agreement, the Options and agreements related thereto and subscriptions for Common Stock, there are no (i) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments (or any promises to grant any of the foregoing) obligating the Company to issue, transfer or sell any shares of its capital stock; or (iii) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock.  Schedule 5.3(a) sets forth the name of each holder of Options, together with the number of shares for which such Options are outstanding with respect to each holder and the applicable exercise price.

(b)           The Subsidiary.  The authorized capital stock of the Subsidiary consists of 100 shares of common stock, without par value, of which 100 shares are issued and outstanding as of the date of this Agreement, and all of which issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable (such issued and outstanding shares, the “Subsidiary Shares”).  The Company owns all issued and outstanding shares of capital stock of the Subsidiary, free and clear of all Liens other than Liens arising under the Company Debt and applicable securities Laws.  The Subsidiary is the record owner of the equity interests set forth on Schedule 5.3(b), free and clear of all Liens other than Liens arising under the Company Debt and applicable securities Laws.  There are no outstanding options, warrants, calls, subscriptions or other rights relating to the Subsidiary Shares or with respect to which the Subsidiary may be obligated to issue or sell any shares of capital stock or any other securities of the Subsidiary.

(c)           The Korean JV.  The authorized capital stock of the Korean JV consists of 4,000 shares of common stock, of which 4,000 shares are issued and outstanding as of the date of this Agreement, and all of which issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable (such issued and outstanding shares, the “Korean JV Shares”).  The Subsidiary owns 1,600 of the issued and outstanding shares of capital stock of the Korean JV, free and clear of all Liens other than Liens arising under the Company Debt and applicable securities Laws.  To the Company’s Knowledge, there are no outstanding options, warrants, calls, subscriptions or other rights relating to the Korean JV Shares or with respect to which the Korean JV may be obligated to issue or sell any shares of capital stock or any other securities of the Korean JV.

(d)           Except as set forth on Schedule 5.3(b) and the Subsidiary Shares, none of the Company, the Subsidiary or the Korean JV owns, of record or beneficially, any direct or indirect equity or other ownership interest, capital stock, voting right or any right (contingent or otherwise) to acquire the foregoing in any Person.

5.4          No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the Sellers, nor the consummation by the Company or the Sellers of the transactions contemplated herein or therein, nor compliance by the Company or the Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company or the Subsidiary, (ii) except as set forth in Schedule 5.4(a), constitute or result in the breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to any Material Contract, or result in the creation or imposition of a Lien upon any property or assets of the Company or the Subsidiary, or (iii) subject to receipt of the requisite approvals referred to in Schedule 5.4(b) or under the HSR Act or any other applicable Competition Law, violate any Order or Law applicable to the Company or the Subsidiary or any of their respective properties or assets.

(b)           Other than as set forth in Schedule 5.4(b) or as required under the HSR Act or any other Competition Law, no consent of any Governmental Authority is required to be obtained by the Company or the Sellers for the consummation by the Company or the Sellers of the transactions contemplated in this Agreement.

5.5          Financial Statements; Liabilities.

(a)           True, correct and complete copies of the following financial statements have been delivered to the Buyer or have been made available to the Buyer for its review:  (i) the audited consolidated balance sheet of the Company and the Subsidiary as of December 31, 2013 and December 31, 2012, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2013 and December 31, 2012, together with the notes thereto (the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiary as of September 30, 2014 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine-month period then ended (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”).

(b)           The Company Audited Financial Statements (i) were prepared from the books and records of the Company and the Subsidiary, as applicable, and (ii) have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Company and the Subsidiary, on a consolidated basis, as of the date and for the period indicated therein.  The Company Interim Financial Statements have been prepared by management of the Company and the Subsidiary in accordance with GAAP in all material respects (except for the absence of footnote disclosure (that, if presented, would not differ materially from those included in the Company Audited Financial Statements) and year-end adjustments (none of which would be material, individually or in the aggregate)).

(c)           Schedule 5.5(c) sets forth all outstanding Company Debt as of the date of this Agreement.

(d)           To the Company’s Knowledge, there are no significant deficiencies, including material weaknesses, in the design or operation of the internal control over financial reporting that could reasonably be expected to adversely affect the Company’s or the Subsidiary’s ability to initiate, authorize, record, process, or report external financial data in accordance with GAAP such that there is more than a remote likelihood that a misstatement of the Company’s financial statements that is more than inconsequential will not be prevented or detected.  To the Company’s Knowledge, there is no fraud, suspected fraud or allegation of fraud affecting the Company or the Subsidiary by management of the Company or the Subsidiary, employees who have significant roles in the Company’s or the Subsidiary’s internal controls or other employees of the Company or the Subsidiary whose fraud could have a material effect on the Company’s financial statements.

(e)           Neither the Company nor the Subsidiary has any liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements; (ii) liabilities that have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices; (iii) liabilities or obligations arising under (A) this Agreement or the Ancillary Agreements, (B) the Material Contracts, (C) the Employee Plans, or (D) any Contract not required to be listed on Schedule 5.13 (in each case, which do not relate to breach of or default under any of the foregoing or violation of Law); (iv) liabilities or obligations for Company Debt or Selling Expenses (in each case, which liabilities or obligations shall (A) be paid in full prior to the Closing or (B) taken in to account for purposes of calculating the Purchase Price); (v) liabilities or obligations related to Asbestos Use; or (vi) Taxes.

5.6          Accounts Receivable.  Except as set forth on Schedule 5.6, all notes and accounts receivable of the Company and the Subsidiary represent sales actually made or services actually performed in the ordinary course of business consistent with past practices or valid claims as to which full performance has been rendered by the Company or the Subsidiary, as applicable.  Such notes and accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business consistent with past practices without cost to the Buyer or resort to litigation or extraordinary collection efforts therefor, except, in the case of notes and accounts receivable shown on the Company’s balance sheet, to the extent of the reserves set forth on the Company’s balance sheet (which reserves are adequate and calculated consistent with past practices in the preparation of the Financial Statements), and, in the case of accounts receivable arising since the Balance Sheet Date, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than ten percent (10%) higher than that reflected by the reserve for bad debts on the Company’s balance sheet.

5.7          Inventories.  The inventories of the Company and the Subsidiary consist in all material respects of items of quality and quantity commercially usable and, with respect to finished goods, salable, in the ordinary course of business consistent with past practices and fit for the purpose for which they were manufactured or procured, and none of which are slow-

moving, obsolete, damaged or defective, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

5.8          Conduct of Business.  Except for actions taken in connection with the consummation of the transactions contemplated by this Agreement or as set forth on Schedule 5.8, since December 31, 2013 and through the date of this Agreement:

(a)           the Company and the Subsidiary have conducted their respective businesses and operations in the ordinary course of business consistent with past practices;

(b)           there has not been a Material Adverse Effect; and

(c)           none of the Company or the Subsidiary has taken any action that if taken after the date hereof would constitute a violation of Section 7.1 (other than adoptions, amendments or terminations of any Employee Plan made in the ordinary course of business consistent with past practice).

5.9          Taxes.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 5.9 are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, the existence, amount, expiration date, limitations or availability of any Tax attribute of the Company or the Subsidiary in any taxable period or portion thereof beginning after the Closing Date.  Except as set forth on Schedule 5.9:

(a)           Each of the Company and the Subsidiary has filed all Tax Returns that it was required to file and has timely paid or withheld all Taxes due and owing (whether or not shown on any Tax Returns).  All such Tax Returns are correct and complete in all material respects.

(b)           The Company has never had any subsidiaries other than the Subsidiary.

(c)           No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or the Subsidiary do not file Tax Returns that the Company or the Subsidiary are or may be subject to taxation by that jurisdiction.

(d)           Neither the Company nor the Subsidiary have agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect, nor has any request been made in writing for any such extension or waiver.

(e)           Neither the Company nor the Subsidiary are, or have ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than any Contract entered into in the ordinary course of business the principal purpose of which is not related to Taxes.

(f)            There are no Liens for unpaid Taxes on the assets of the Company or the Subsidiary, except Liens for current Taxes not yet due and payable.

(g)           No deficiencies for Taxes with respect to the Company or the Subsidiary have been claimed, proposed or assessed by any Taxing Authority. There is no Proceeding currently pending or, to the Company’s Knowledge, threatened in writing with respect to the Company or the Subsidiary in respect of any Tax.

(h)           The Company and the Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders or other Person.

(i)            The Company and the Subsidiary have delivered or made available to the Buyer complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company and Subsidiary for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary (or any predecessors of the Company or the Subsidiary).

(j)            Neither the Company nor the Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(k)           Neither the Company nor the Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor by Contract.

(l)            Neither the Company nor the Subsidiary has been a party to any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state, local or foreign Law.

(m)          Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction prior to the Closing, (ii) any accounting method change or agreement with any Taxing Authority filed or made on or prior to the Closing, (iii) any prepaid amount received prior to the Closing, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) or (v) any election under Section 108(i) of the Code made prior to the Closing.

(n)           None of the Company, the Subsidiary, or any Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code.

(o)           Neither the Company nor the Subsidiary have engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction, in each case, in a country other than the country of its formation.

(p)           The Company and the Subsidiary have complied, and are currently in compliance, with all requirements relating to Tax credits, incentives and any benefits claimed pursuant to the New York Empire Zone Credit program.

(q)           All transfer pricing rules have been complied with. All documentation required by all relevant transfer pricing laws have been timely prepared.

5.10        Real Property.  Schedule 5.10 contains a list of all the real property leased by the Company or the Subsidiary (the “Real Property”).  Neither the Company nor the Subsidiary owns any real property.  The Real Property listed on Schedule 5.10 comprises all real property interests used in the conduct of the business and operations of the Company and the Subsidiary as currently conducted and the facilities located at the Real Property are in functional operating condition and repair, subject to ordinary wear and tear, and are sufficient for the continued operation of the business of the Company and the Subsidiary after the Closing to the extent such use is substantially the same as that conducted prior to the Closing. The Company and the Subsidiary hold good and valid leasehold title to all Real Property (collectively, the “Real Property Leases”), free and clear of any Liens, other than Permitted Liens.  Neither the Company nor the Subsidiary has received written notice of an outstanding violation of any applicable Law relating to any material part of the Real Property or the operation thereof or written notice of condemnation, special assessment or the like, with respect thereto.

5.11        Personal Property.  The Company and the Subsidiary have (in the case of owned properties and assets) good and valid title to or (in the case of leased assets) a valid leasehold interest in, all of the personal properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned by the Company and the Subsidiary or thereafter acquired, free and clear of all Liens except for Permitted Liens, in functional operating condition (normal wear and tear expected) and fit for use in the ordinary course of business consistent with past practices, excluding properties and assets sold or disposed of by the Company or the Subsidiary since the date of the Company Financial Statements in the ordinary course of business consistent with past practices, and excluding inventories, which are the subject of Section 5.7.

5.12        Intellectual Property.

(a)           Schedule 5.12(a) sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following registered Owned Intellectual Property as of the date of this Agreement:  (i) patents and applications therefor; (ii) trademarks and applications therefor; (iii) copyrights and applications therefor; and (iv) domain names (“Registered Intellectual Property”). All Registered Intellectual Property included in the Owned Intellectual Property is solely owned by the Company or the Subsidiary.  All documents, recordations and certificates in connection with the Registered Intellectual Property have been filed with the relevant Government Authorities in the United States and non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property.  Each item of Registered Intellectual Property is in compliance with Law, and all filings, payments and other actions required to be made or taken to maintain each item of Registered Intellectual Property in full force and effect have been made by the applicable deadline.

(b)           The Company or the Subsidiary exclusively owns and possesses, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Owned Intellectual Property, and has the right to use pursuant to a valid and enforceable license, all other Intellectual Property used or held for use in the operation of the business of the Company or the Subsidiary as currently conducted. The Owned Intellectual Property and the Licensed Intellectual Property include all Intellectual Property used in or necessary to the operation of the business of the Company and the Subsidiary, and there is no other Intellectual Property that is used in or necessary to the operation of the business of the Company and the Subsidiary.  Except as set forth on Schedule 5.12(b), no Person is licensed or granted any rights under any of the Owned Intellectual Property, other than (i) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company and the Subsidiary or (ii) agreements under which the Company or the Subsidiary grants to a customer a non-exclusive license of Owned Intellectual Property that is incorporated in the work product delivered to such customer by the Company or the Subsidiary, solely to the extent necessary for the use of such work product by such customer.  The Registered Intellectual Property consisting of issued or registered Intellectual Property and, to the Company’s Knowledge, all other Owned Intellectual Property (including applications included in the Registered Intellectual Property), is valid, subsisting and enforceable.  No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

(c)           To the Company’s Knowledge, the operation of the business of the Company and the Subsidiary, and the Company Products, have not infringed upon, interfered with, misappropriated or otherwise violated and do not interfere with, conflict with, infringe upon, misappropriate or otherwise violate, the Intellectual Property rights of any third party.  Except as set forth on Schedule 5.12(c), neither the Company nor the Subsidiary has, since January 1, 2012, received any written notice of any Proceeding or claim and, to the Company’s Knowledge, there is no threatened Proceeding or claim, against the Company or the Subsidiary asserting that any of the Owned Intellectual Property infringes, misappropriates upon or otherwise conflicts with the Intellectual Property of any Person or that challenges or seeks to deny or restrict the ownership or license rights of the Company or the Subsidiary in any of the Company Intellectual Property, or alleging that any Company Intellectual Property, is invalid or unenforceable.

To the Company’s Knowledge, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Company Intellectual Property, and no written threat, notice, demand or other communication to that effect has been made by the Company against any Person.

(d)           To the extent that any Owned Intellectual Property has been conceived, developed or created for the Company or the Subsidiary by any current or former employee, consultant agent or contractor or other Person, the Company or the Subsidiary, as applicable, have executed valid and enforceable written Contracts with such Person with respect thereto transferring to the Company or the Subsidiary such Person’s entire right, title and interest therein and thereto by operation of law or by valid written assignment. To the Company’s Knowledge, the inventors of the subject matter claimed in the patents contained within the Owned Intellectual Property are properly named in such patents.  To Company’s Knowledge, no current or former employee, consultant, contractor or agent of the Company or the Subsidiary is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention or similar Contract relating to the Company Intellectual Property.

(e)           Each of the Company and the Subsidiary has taken all commercially reasonable steps to maintain the confidentiality of its trade secrets and other confidential Intellectual Property and the trade secrets and confidential Intellectual Property of others.  No trade secret or other confidential information included in the Owned Intellectual Property has been disclosed by the Company or the Subsidiary to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. To the Company’s Knowledge, no trade secret or other confidential information included in the Owned Intellectual Property has been disclosed by the Company or the Subsidiary to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof.  Each current employee and consultant of the Company and each Person employed by the Company within the last five years has entered into a written non-disclosure Contract with the Company or the Subsidiary.

(f)            Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions hereunder will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or assert:  (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) the grant, assignment or transfer to any other Person of any license or other right or interest, under, in or to any of the Owned Intellectual Property; or (iii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property, or impair the right of the Company to use, possess, sell or license any Company Intellectual Property.

5.13        Material Contracts.

(a)           Set forth in Schedule 5.13(a) is a list of the following Contracts to which the Company or the Subsidiary is a party (other than Employee Plans) (the “Material Contracts”):

(i)        each partnership or joint venture Contract;

(ii)       each Contract containing covenants that in any way purport to restrict the right or freedom of the Company or the Subsidiary to (A) engage in any line of business or compete with any Person, (B) conduct any activity in any geographic area, or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(iii)      each Contract providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(iv)      each Contract with respect to indebtedness for borrowed money, including letters of credit, guaranties, indentures and swaps, or otherwise placing a Lien on, any of the Company’s or the Subsidiary’s assets or the Shares, the Subsidiary Shares or the Korean JV Shares;

(v)       each Contract with a Material Customer or Material Supplier;

(vi)      each Real Property Lease;

(vii)     each other Contract that requires the Company or the Subsidiary to make payments to the other party thereto of more than $250,000 in any calendar year that is not terminable upon fewer than 90 days prior written notice by the Company or the Subsidiary, as applicable;

(viii)    each collective bargaining agreement or other Contract with any labor union;

(ix)      each Company IP Agreement (other than non-exclusive licenses for off the shelf commercial software licensed on standard terms);

(x)       each Contract which contains a “most favored nation” provision;

(xi)      each Government Contract; and

(xii)     each management agreement with any officer of the Company or the Subsidiary and each management agreement or other Contract for the employment or consultancy of any other Person that provides for payments in excess of $150,000 per year.

(b)           Each of the Material Contracts is in full force and effect and is a legal, valid and binding contract or agreement of the Company or the Subsidiary, as applicable, subject only to the General Enforceability Exceptions, and to the Company’s Knowledge no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach by the Company, the Subsidiary or the Korean JV of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(c)           (i) There are no claims pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiary by any Governmental Authority or any other Person related to any government, quasi-government, sovereign or quasi-sovereign Contracts or subcontracts (collectively “Government Contracts”); (ii) there are no default notices, cure notices, show cause notices pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiary by any Governmental Authority or any other Person related to any Government Contract; (iii) to the Company’s Knowledge, no allegation has been made and there has been no reason to believe, since January 1, 2009, that the Company or the Subsidiary are in default or are not in compliance with any contractual or regulatory requirement related to any Government Contract; (iv) there are no suits (civil or criminal) or investigations pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiary by any Governmental Authority or any other Person related to any Government Contract; (v) there are no suspensions, debarments, or administrative proceedings pending or, to the Company’s Knowledge, threatened involving the Company or the Subsidiary related to any Government Contract; (vi) since January 1, 2009, (x) neither the Company nor the Subsidiary has conducted or initiated an internal investigation, (y) to the Company’s Knowledge, there is no reason to conduct or initiate an internal investigation, and (z) neither the Company nor the Subsidiary has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission related to any Government Contract; (vii) all representations made by the Company and the Subsidiary to any Government Authority since January 1, 2009 regarding socioeconomic status, including small business size status, have been accurate; (viii) the cost accounting and procurement systems and practices of the Company and the Subsidiary are, and since January 1, 2009 have been, in compliance in all material respects with all applicable U.S. laws and regulations (including all applicable cost accounting standards); (ix) there are no pending or, to the Company’s Knowledge, unresolved audits of the Company or the Subsidiary by any Governmental Authority (including the U.S. Defense Contract Audit Agency) related to any Government Contract; and (x) except as set forth on Schedule 5.13(c), neither the Company nor the Subsidiary is a party to any outstanding agreements, contracts or commitments which require it to obtain or maintain a United States government security clearance or a non-U.S. government security clearance.

(d)           The Company has made available or delivered to the Buyer accurate and complete copies of all written Contracts identified in Schedule 5.13(a), including all amendments thereto.  Schedule 5.13(a) provides an accurate description of the terms of each Material Contract identified in Schedule 5.13(a) that is not in written form.

(e)           Since January 1, 2012, neither the Company nor the Subsidiary has received any written notice regarding any violation or breach of, or default under, any Material Contract.

5.14        Insurance.  Schedule 5.14 sets forth all policies of insurance covering the Company and the Subsidiary and their respective directors, officers, businesses, including the policy number, term and the name of the insurer.  All policies of insurance are in full force and effect, and all premiums due and payable thereon have been paid in full.  The Companies and the Subsidiary are not in material breach or default, and, to the Company’s Knowledge, have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the policies.   Neither the Company nor the Subsidiary has received written notice, and to the Company’s Knowledge there has been no threat of cancellation, termination, a material reduction in coverage or a disallowance of any material claim with respect to any such insurance policies.  True, correct, and complete copies of all such policies of insurance have been delivered or made available to the Buyer.

5.15        Proceedings and Orders.  Except as set forth in Schedule 5.15, there are no, and since January 1, 2012 there have not been any, Proceedings pending, or, to the Company’s Knowledge, threatened, against the Company or the Subsidiary or any of their respective officers or directors (in their capacities as such or otherwise with respect to the respective businesses of the Company and the Subsidiary) or any of the assets owned or used by the Company or the Subsidiary, including any Proceeding or threatened Proceeding that challenges the validity or enforceability of this Agreement and the Ancillary Agreements or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement and the Ancillary Agreement or that would reasonably be expected to impair or delay the Buyer’s ability to consummate the transactions contemplated by this Agreement.  To the Company’s Knowledge, there are no, and since January 1, 2012, there have not been any, Proceedings pending or threatened against the Korean JV or any of the assets owned or used by the Korean JV.  To the Company’s Knowledge, neither the Company nor the Subsidiary is the subject of any governmental investigation.  Neither the Company nor the Subsidiary is subject to any material Order.  To the Company’s Knowledge, the Korean JV is not subject to any material Order.

5.16        Compliance with Laws.  Except as set forth in Schedule 5.16, each of the Company and the Subsidiary and, to the Company’s Knowledge, the Korean JV:

(a)           is, and has been since January 1, 2012, in compliance in all material respects with all Laws and Orders applicable to the Company, the Subsidiary or the Korean JV, as applicable, or their respective businesses, assets and properties; and

(b)           none of the Company, the Subsidiary or the Korean JV has received any written notification or communication from any Governmental Authority since January 1, 2012 (and prior to such date to the extent not resolved) (i) asserting that the Company, the Subsidiary or the Korean JV is not in compliance with any Law or (ii) threatening to revoke any material Permit owned or held by the Company, the Subsidiary or the Korean JV.

5.17        Anti-Corruption Compliance.

(a)           None of the Company, the Subsidiary, or, to the Company’s Knowledge, any Person acting on behalf of the Company or the Subsidiary, has, since January 1, 2012, violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, or any similar anti-corruption Law to which the Company or the Subsidiary is subject (collectively, “Anti-corruption Laws”).

(b)           None of the Company, the Subsidiary, or, to the Company’s Knowledge, any Person acting on behalf of the Company or the Subsidiary, has, since January 1, 2012, offered, given, promised, authorized, solicited, or accepted any payment, bribe, payoff, kickback, or other improper payment (including any improper discount, loan, gift, or any other thing of value) to or from any Person, including any Public Official:  (i) for the purpose of improperly influencing any action or decision of a Public Official; (ii) for the purpose of improperly inducing a Person to use his or her influence with any Government Authority to affect or influence any act or decision of such Government Authority to assist the Company or the Subsidiary in obtaining or retaining business or any business advantage, or directing business to the Company or the Subsidiary; (iii) where such action would constitute a bribe, kickback, or illegal payment to assist the Company or the Subsidiary in obtaining or retaining business or any business advantage, or directing business to the Company; or (iv) where such action would violate any of the Anti-corruption Laws.

(c)           None of the Company, the Subsidiary or, to the Company’s Knowledge, any Person acting on behalf of the Company or the Subsidiary, has, since January 1, 2012, been the subject of, or in any way related to, any internal or external investigation, internal or external audit, whistle-blower report, litigation, or voluntary or directed disclosure to any Governmental Authority, in any way related to any actual, suspected, or alleged violation of any Anti-corruption Laws.

(d)           Export Controls and Trade Laws.  The Company’s Products, as well as any technical data, technology, software, and services related thereto (collectively, “Items”), may be subject to certain U.S. export controls and trade sanctions laws and regulations, including the Arms Export Control Act (22 U.S.C.A. § 2278), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control (“OFAC”) Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Customs and Border Protection regulations (19 C.F.R. Title 19, Chapter I), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any non-U.S. laws or regulations of a similar nature to which the Company or the Subsidiary is subject(collectively, “Export Controls and Trade Laws”).  Neither the Company nor the Subsidiary and their respective directors, officers, or employees, nor, to the Company’s Knowledge, any agent, affiliate, or other person acting on behalf of the Company or the Subsidiary have, since January 1, 2012, exported or reexported, directly or indirectly, any Items in violation of Export Controls and Trade Laws.  The Company is, and since January 1, 2012, has been, in compliance, in all material respects, with Export Controls and Trade Laws.

(e)           Sanctions.  Neither the Company nor the Subsidiary and their respective, directors, officers, or employees, nor, to the Company’s Knowledge, any agent, affiliate, or other person acting on behalf of the Company or the Subsidiary: (i) is currently the target of any investigation or enforcement action relating to the sanctions laws or regulations administered or enforced by the U.S. government, including the OFAC Regulations, or any non-U.S. laws or regulations of a similar nature (collectively, “Sanctions Laws”); or (ii) is designated on any list of U.S. Government Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List and Entity List, and the U.S. Department of State’s Debarred Parties List.  To the Company’s Knowledge, neither the Company nor the Subsidiary and their respective directors, officers, or employees, nor any agent, affiliate, or other person acting on behalf of the Company or the Subsidiary has, since January 1, 2012, knowingly participated or is currently participating in any dealings or transactions with any persons or countries that, at the time of the dealing or transaction, are subject to Sanctions Laws.  The Company is, and since January 1, 2012 has been, in compliance, in all material respects, with Sanctions Laws and has not been the target of any investigation or enforcement action relating to Sanctions Laws during this time.

5.18        Permits.  Schedule 5.18 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company or the Subsidiary or, to the Company’s Knowledge, the Korean JV, that are currently used by the Company, the Subsidiary or the Korean JV in connection with their respective businesses.  Each of the Company and the Subsidiary is in compliance in all material respects with all such Permits, all of which Permits are in full force and effect in all material respects.  The Company and the Subsidiary possess all material Permits necessary to own or hold under lease and operate their respective assets and to conduct their respective businesses as currently conducted.

5.19        Labor Matters.  Schedule 5.19 sets forth a true and correct list of all collective bargaining agreements to which the Company or the Subsidiary is a party. Except as set forth in Schedule 5.19, there are no complaints against the Company or the Subsidiary pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or the Subsidiary.  Except as disclosed in Schedule 5.19, there are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Company’s Knowledge, threatened with respect to the employees of the Company or the Subsidiary, and since January 1, 2012, neither the Company nor the Subsidiary has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause the Company or the Subsidiary to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units.  Except as disclosed in Schedule 5.19, the Company and the Subsidiary have, since January 1, 2012, complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, employment and reemployment rights of members of the uniformed services, immigration, wages, hours, benefits, employee leaves, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and layoffs.  Neither the Company nor the Subsidiary is liable for the payment of material fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.

5.20        IT Systems.  The Company and the Subsidiary own or have a valid right to access and use all computer systems, networks, hardware, and other equipment used to process, store, maintain and operate software, data, information, and functions currently used by the Company or the Subsidiary in connection with the business of the Company and the Subsidiary as currently conducted (the “Company IT Systems”).  The Company IT Systems (a) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and the Subsidiary as currently conducted, and (b) to the Company’s Knowledge, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that are designed to (i) disrupt or adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access without authorization any Company IT Systems, except, with respect to the foregoing clause (b), as disclosed in documentation for such Company IT Systems.  To the Company’s Knowledge, no Person has gained unauthorized access to any Company IT Systems.

5.21        Employee Benefit Plans.

(a)           Schedule 5.21(a) sets forth a complete list of all material Employee Plans.

(b)           Accurate and complete copies of the following materials have been delivered or made available to the Buyer:  (i) all current plan documents for each Employee Plan, (ii) all determination or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, (iv) Form 5500 for the last three years and testing data and contribution records, if applicable, for the last three years, (v) material correspondence with any foreign, federal or state agency with jurisdiction over such arrangement and (vi) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan. Neither the Company nor the Subsidiary has made any promises or commitments, to create any additional plan, agreement or arrangement, or to modify or change in any material way any existing Employee Plan.

(c)           Except as set forth on Schedule 5.21(c), each Employee Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws, and contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made under the terms of any Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Interim Financial Statements.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee

Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or the Subsidiary.

(d)           Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code and, to the Company’s Knowledge, no event or omission has occurred which could reasonably be expected to cause any such Employee Plan to lose its qualification under the applicable Code section.

(e)           Except as set forth on Schedule 5.21(e), none of the Company, the Subsidiary or any member of the Controlled Group currently has an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code, a plan maintained by more than one employer as defined in Section 413(c) of the Code, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.  Except as set forth on Schedule 5.21(e), neither the Company nor the Subsidiary have ever maintained or contributed to any Employee Plan providing or promising any health or other nonpension benefits to employees after their employment terminates other than as required by, or pursuant to, part 6 of subtitle B of Title I of ERISA.  No liability under Title IV of ERISA has been incurred by the Company, the Subsidiary or any member of the Controlled Group that has not been satisfied in full, and, to the Company’s Knowledge, no condition exists that could give rise to any such liability thereunder.  The Company and the Subsidiary are, and during all applicable years (not to exceed three years preceding the Closing) have been, in material compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder (collectively, the “ACA”).  No event has occurred which reasonably could be expected to result in a material violation of, or penalty or liability under, the ACA.

(f)            There is no pending or, to the Company’s Knowledge, threatened, assessment, complaint, proceeding, arbitration, litigation, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

(g)           Except as set forth on Schedule 5.21(g), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h)           Except for payments of the Option Consideration as contemplated in this Agreement or as set forth on Schedule 5.21(h), neither the execution and delivery of this

Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event such as termination of employment) (i) result in any payment becoming due to any employee or other service provider of the Company or any of its Affiliates under any Employee Plan; (ii) increase any benefits to any employee or other service provider of the Company or any of its Affiliates otherwise payable under any Employee Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits to any employee or other service provider of the Company or any of its Affiliates under any Employee Plan; or (iv) could reasonably be expected to result in an obligation to accelerate the funding of, or contribution to any, Employee Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise.

(i)            Any Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in material compliance with Section 409A of the Code in all material respects, except to the extent that such noncompliance would not result in any liability to the Company.  No Employee Plan provides a tax gross up to any service provider with respect to Code Section 4999 or any violation of Section 409A of the Code.

(j)            No Employee Plan is subject to the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company or the Subsidiary (or any dependent thereof) who resides outside of the United States.

5.22        Environmental and Asbestos Matters.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 5.22 are the sole and exclusive representations and warranties of the Company and the Subsidiary relating to compliance with or liability under Environmental Laws, Releases of Hazardous Materials and any other environmental matters.  Except as set forth in the definition of Asbestos Use and set forth on Schedule 5.22:

(a)           the Company and the Subsidiary are, and since January 1, 2012 have been, in material compliance with all Environmental Laws;

(b)           to the Company’s Knowledge, there has been no Release of any Hazardous Material by the Company or the Subsidiary at or under the Real Property, or any formerly owned, leased or operated properties, that requires investigation, cleanup or remediation by the Company or the Subsidiary pursuant to any Environmental Law, or that would reasonably be expected to result in the assertion of a claim, demand or complaint against the Company or the Subsidiary, except any investigation, cleanup or remediation that has already been conducted by the Company ;

(c)           except as has been resolved, neither the Company nor the Subsidiary (i) has received written notice under the citizen suit provisions of any Environmental Law; (ii) has received any written notice of violation, demand, complaint, claim or threatened claim under any Environmental Law; or (iii) is subject to or, to the Company’s

Knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law;

(d)           there currently are effective all Permits required under any Environmental Law that are necessary for the Company’s or the Subsidiary’s activities and operations, and the Company and the Subsidiary are in material compliance with all such Permits;

(e)           since January 1, 2012, neither the Company nor the Subsidiary has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at, to or from any location except in material compliance with Environmental Laws;

(f)            to the Company’s Knowledge, none of the Real Property contains or previously contained any: (i) underground storage tanks containing Hazardous Materials, as defined under Environmental Laws, or any landfills, surface impoundments or dumps used to store, treat or dispose of Hazardous Materials; (ii) PCB’s or PCB-containing equipment; or (iii) asbestos or asbestos-containing materials except, asbestos-containing materials, that are managed or maintained in compliance with Environmental Laws;

(g)           the Company and the Subsidiary have satisfied, for each facility or Real Property currently or formerly owned, leased or operated by the Company or the Subsidiary in the State of New Jersey, all obligations and requirements set forth in the New Jersey Industrial Site Recovery Act necessary to consummate the transactions contemplated by this Agreement and the other Ancillary Documents; and

(h)           the Company and the Subsidiary have provided or otherwise made available to Buyer all material environmental, health, and safety audits, reports, and assessments concerning its business and the Real Property and all formerly owned, leased or operated properties that are in the possession or custody of either of the Company or the Subsidiary;

(i)            the only products (or components or parts thereof) that the Company or the Subsidiary or any predecessor-in-interest (for which the Company or the Subsidiary has successor liability under applicable Law), manufactured, marketed, offered for sale, sold, assembled supplied, refurbished, used, distributed, or otherwise provided that have been alleged to contain asbestos were allegedly asbestos-containing head gaskets and flange gaskets used in association with heat exchangers, and no other products (or components or parts thereof) that the Company or the Subsidiary or any predecessor-in-interest (for which the Company or the Subsidiary has successor liability under applicable Law), manufactured, marketed, offered for sale, sold, assembled, supplied, refurbished, used, distributed or otherwise provided contain or contained asbestos; and

(j)            except as set forth on Schedule 1.1, as of the date of this Agreement, the Company and the Subsidiary do not have in their possession any written notice of any, nor, to the Company’s Knowledge, is there any past pending or threatened, investigation, claim, complaint, notice of liability, Proceeding or Order, relating to Asbestos Use by the Company or the Subsidiary.

5.23        Customers and Suppliers.

(a)           Schedule 5.23(a) sets forth the top 10 customers of the Company and the Subsidiary collectively (based on the dollar amount of sales to such customers) for the year ended December 31, 2013 and the nine months ended September 30, 2014 (the “Material Customers”).  Except as set forth on Schedule 5.23(a), neither the Company nor the Subsidiary has received written notice that any Material Customer has terminated, intends to terminate, has materially altered or intends to materially alter any Contract it has with the Company or the Subsidiary.

(b)           Schedule 5.23(b) sets forth the top 10 suppliers of the Company and the Subsidiary collectively (based on the dollar amount of purchases from each such suppliers) for the year ended December 31, 2013 and the nine months ended September 30, 2014 (the “Material Supplier”).  Except as set forth on Schedule 5.23(b), neither the Company nor the Subsidiary has received written notice that any Material Supplier has terminated, intends to terminate, has materially altered or intends to materially alter any Contract it has with the Company or the Subsidiary.

5.24        Related Party Transactions.  Except as set forth on Schedule 5.24, none of the Company, the Subsidiary, the Sellers, the Sellers Representative or, to the Company’s Knowledge, their respective Affiliates, (a) has any direct or indirect interest in (i) any Person that is a customer, supplier, distributor, sales representative or competitor of the Company or the Subsidiary or (ii) any material property or asset that is owned or used by the Company or the Subsidiary in the conduct of its business, or (b) is a party to any agreement or transaction with the Company or the Subsidiary.

5.25        Bank Accounts.  Schedule 5.25 sets forth a true and complete list of (a) the name and address of each bank with which the Company or the Subsidiary has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company and the Subsidiary.

5.26        Brokers.  Except for KeyBanc Capital Markets, Inc., no broker, finder or similar agent has been employed by or on behalf of the Company or the Subsidiary, and no Person with which the Company or the Subsidiary has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

5.27        Product Liability.

(a)           Schedule 5.27(a) sets forth the standard forms of product warranties used by the Company and the Subsidiary and true and complete copies of all other outstanding product warranties made by the Company and the Subsidiary.  Except as set forth on Schedule 5.27(a), (i) to the Company’s Knowledge, no oral product warranties have been authorized or made containing terms less favorable to the Company or the Subsidiary in any material respect than the terms of the forms of product warranties set forth on Schedule 5.27(a), and (ii) there are no pending or, to the Company’s Knowledge, threatened warranty claims against the Company or the Subsidiary which, if adversely determined, would, in the aggregate, exceed the reserve for such claims reflected on the Company Financial Statements.

(b)           Except as set forth on Schedule 5.27(b), neither the Company nor the Subsidiary has been required to file any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, marketed, sold or distributed by it.

(c)           To the Company’s Knowledge, and other than with respect to Asbestos Use, neither the Company nor the Subsidiary has committed any act or omission which could reasonably be expected to result in, and no facts or circumstances exist which could reasonably be expected to give rise to, (i) any material product liability not covered by insurance (other than deductibles or self-retention amounts under such insurance policies) or any third party indemnity, or (ii) any material costs to cure any breach of warranty or failure to meet or exceed product or service specifications, it being understood that liabilities or costs incurred by the Company or the Subsidiary in the ordinary course of business with respect to product warranties set forth on Schedule 5.27(a) are not within the scope of this representation.

5.28        No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SUBSIDIARY OR THE KOREAN JV OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER

Each of the Parent and the Buyer represents and warrants to the Sellers as follows:

6.1          Investor Representations.  The Shares are being acquired solely for investment for the Buyer’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and neither the Parent nor the Buyer has a present intention of selling, granting a participation in, or otherwise distributing the same.  The Parent and the Buyer understand that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Parent’s and the Buyer’s representations as expressed herein.  The Parent and the Buyer understand that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Parent and the Buyer understand that no public market now exists for the Shares and that the Company has made no assurances that a public market will ever exist for the Shares.  The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2          Existence and Good Standing.  The Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  The Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  The Parent and the Buyer are duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by the Parent or the Buyer, as applicable, or in which the conduct of its business requires the Parent or the Buyer, as applicable, to be so qualified.

6.3          Validity and Enforceability.  The Parent and the Buyer have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Buyer, as applicable.  This Agreement has been and the Ancillary Agreements will be duly and validly executed and delivered by the Parent and the Buyer and constitute the legal, valid and binding obligation of the Parent and the Buyer, enforceable against the Parent and the Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.4          No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Parent and the Buyer nor the consummation by the Parent and the Buyer, of the transactions contemplated herein or therein nor compliance by the Parent and the Buyer, as applicable, with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or equivalent organizational documents of the Parent or the Buyer, as applicable, (ii) constitute or result in the breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to any Contract to which the Parent or the Buyer, as applicable, is a party or by which they or any of their respective properties or assets may be subject, or result in the creation or imposition of any Lien upon, any property or assets of the Parent or the Buyer, as applicable, and that would, in any such event, have a material adverse effect on the Parent and the Buyer, as applicable, or (iii) subject to receipt of the requisite approvals under the HSR Act or any other Competition Law, violate any Order or Law applicable to the Parent or the Buyer or any of their respective properties or assets.

(b)           Other than as required under the HSR Act or any other Competition Law, no consent is necessary for the consummation by the Parent or the Buyer of the transactions contemplated in this Agreement.

6.5          Proceedings.  There is no Proceeding pending that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of the Parent and the Buyer, threatened, against or affecting the Parent and the Buyer or any of their respective Affiliates that challenges the validity or enforceability of this Agreement or the Ancillary Agreements or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay the Parent’s and the Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

6.6          Brokers.  Except for Evercore Group, LLC, no broker, finder or similar agent has been employed by or on behalf of the Parent or the Buyer, and no Person with which the Parent or the Buyer has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

6.7          Independent Investigation; No Reliance.  In connection with its investment decision, the Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiary as desired by the Buyer.  The purchase of the Shares by the Buyer and the consummation of the transactions contemplated hereby by the Parent and the Buyer are not done in reliance upon any representation or warranty or omission by, or information from, the Sellers, the Company, the Subsidiary or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (as modified by the Schedules), and the Parent and the Buyer acknowledges that the Company and the Sellers expressly disclaim any other representations and warranties.  Such purchase and consummation are done entirely on the basis of the Parent’s and the Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and the Subsidiary, as well as those representations and warranties by the Company and the Sellers, as applicable, specifically and expressly set forth in Article IV and Article V (as modified by the Schedules).  The Parent and the Buyer acknowledge that neither the Company nor the Sellers have made any representations or warranties to the Parent or the Buyer regarding the probable success or profitability of the Company, the Subsidiary or their respective businesses.  The Parent and the Buyer further acknowledge that none of the Sellers, the Company, the Subsidiary nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Subsidiary, the Korean JV or their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in this Agreement (as modified by the Schedules), and none of the Sellers, the Company, the Subsidiary or any other Person will have or be subject to any liability to the Parent or the Buyer or any other Person resulting from the distribution to the Parent or the Buyer or its representatives or the Parent’s or the Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of the Company, the Subsidiary or the Korean JV relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to the Parent or the Buyer or its representatives, or any other document or information in any form provided or made available to the Parent or the Buyer or its representatives, including management presentations, in connection with the purchase and sale of the Shares and the transactions contemplated hereby.

6.8          Financing.  The Buyer has sufficient cash and credit lines available for the Buyer to deliver the Purchase Price and the Settlement Amounts in full and to consummate the transactions contemplated by this Agreement.  As of the date of this Agreement, neither the Parent nor the Buyer has reason to believe that the Buyer will not be able to pay the Purchase Price and the Settlement Amounts.

6.9          Solvency.  After giving effect to the transactions contemplated by this Agreement, the Parent, the Buyer, the Company and the Subsidiary (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), and (b) will have adequate capital with which to engage in its business.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1          Interim Operations of the Company.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, except as set forth in Schedule 7.1 or as contemplated by this Agreement or the Ancillary Agreements, unless the Buyer has previously consented thereto (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit the Subsidiary to:

(a)           incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the ordinary course of business consistent with past practice under either lines of credit existing on the date hereof or capitalized lease obligations;

(b)           except in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any material property or assets, (ii) mortgage or encumber any property or assets other than Permitted Liens, or (iii) cancel any material debts owed to or claims held by the Company or the Subsidiary;

(c)           incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $50,000 individually or $200,000 in the aggregate;

(d)           amend or terminate any Contracts that would constitute a Material Contract, except in the ordinary course of business consistent with past practice;

(e)           commence, settle or offer to propose to settle, (i) any material Proceeding involving or against the Company or the Subsidiary (other than any Proceeding involving a settlement of $50,000 or less as its sole remedy), (ii) any stockholder litigation or dispute against the Company or the Subsidiary or any of their officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(f)            fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, properties and activities of the Company and the Subsidiary as are currently in effect;

(g)           engage in any transactions with, or enter into any Contracts with, any Affiliates of the Company, except to the extent required by Law or any existing Contracts;

(h)           (i) enter into, adopt, amend or terminate any Employee Plan or other Contract relating to the compensation or severance of any employee of the Company or the Subsidiary, except to the extent required by Law or any existing agreements, other than a Contract for a new hire employee of the Company or the Subsidiary that is terminable at the will of the Company or the Subsidiary without liability and provides for annual compensation that is less than $100,000, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, employee or other service provider of the Company or the Subsidiary other than any increases or payments in the ordinary course of business consistent with past practices that do not exceed $100,000 in the aggregate or $25,000 individually or (iii) terminate the employment of Ervin Cash, the Subsidiary’s Chief Executive Officer;

(i)            make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(j)            make any amendment to its certificate of incorporation or bylaws (or equivalent documents);

(k)           make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, other than any Contract entered into in the ordinary course of business the principal purpose of which is not related to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)            declare or pay any dividends or distributions or repurchase any shares of capital stock or other equity interests, other than in accordance with the Company Stockholders Agreement in the event of an employee’s termination prior to the Closing;

(m)          issue or sell any capital stock or options, warrants or other rights to purchase any capital stock of the Company or the Subsidiary, other than the issuance of Common Stock upon exercise of Options outstanding as of the date of this Agreement,  or split, combine or subdivide the capital stock of the Company or the Subsidiary other than the issuance of shares of Common Stock upon the exercise of Options currently outstanding;

(n)           form or acquire any subsidiaries; or

(o)           agree, resolve or commit to do any of the foregoing.

7.2          Reasonable Access; Confidentiality.

(a)           From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Company shall give and shall cause the Subsidiary to give the Buyer and its representatives, upon reasonable notice to the Sellers Representative, reasonable access, during normal business hours, to the assets, properties, books, records, agreements and employees of the Company and the Subsidiary and shall cause the Subsidiary to permit the Buyer to make such inspections as it may reasonably require and to furnish the Buyer during such period with all such information relating to the Company and the Subsidiary as the Buyer may from time to time reasonably request.  Notwithstanding anything to the contrary contained in this Agreement, the Company is not required to provide any information or access that such Person believes could violate applicable Law, including antitrust laws, or the terms of any confidentiality agreement or confidentiality provision in any contract, or impact any privilege, including the attorney/client privilege.  Nothing contained in this Agreement shall be construed to give to the Buyer, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing.  It is expressly understood and agreed that, without the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole and absolute discretion, nothing in this Agreement may be construed to grant the Buyer or any of its Affiliates the right to perform any Phase II or other environmental sampling or testing on any of the Real Property prior to the Closing.

(b)           From the date hereof until the Closing Date or the earlier termination of this Agreement, the Buyer shall not, without the prior written consent of the Company, contact, in any manner, any customers, suppliers or employees of the Company, the Subsidiary or the Korean JV with respect to any matters relating to this Agreement or the transactions contemplated hereby.

(c)           Any information provided to or obtained by the Buyer pursuant to paragraph (a) above will be subject to the Confidentiality Agreement, dated May 13, 2014, executed by Watts Water Technologies, Inc. (the “Confidentiality Agreement”), and must be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(d)           The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference for such purpose.

(e)           Except as set forth in Section 7.3, for a period of two years from and after the Closing Date, each Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company, the Subsidiary or the Korean JV or use or otherwise exploit for his, hers or its own benefit or for the benefit of anyone other than Company, the Subsidiary or the Korean JV, any nonpublic information in their possession regarding the Company, the Subsidiary or the Korean JV.  Notwithstanding the foregoing, no Seller has any obligation to keep confidential (or cause its controlled Affiliates to keep confidential) any such information if and to the extent disclosure thereof is specifically required by an applicable Law or Order; provided, however, that in the event disclosure is required by an applicable Law or Order, such Seller shall, to the extent reasonably possible (and not inconsistent with the applicable requirement of Law), provide the Buyer with prompt notice of such requirement prior to making any disclosure so that the Buyer may seek an appropriate protective order at its sole cost and expense.  This Section 7.2(e) shall not restrict:  (i) any Seller’s disclosure of such information in connection with such Seller’s employment by the Company or the Subsidiary; (ii) any Seller’s disclosure of information regarding such Seller’s investment in the Company or the Subsidiary to such Seller’s investors or prospective investors; or (iii) limit any Seller’s ability to invest in, consider investments in, or to have relationships of any kind with, any other Person, including any Person that may have technology, products, services or intellectual property that is similar to, or complementary or competing with, that of the Company or the Subsidiary or that are engaged in the same or related businesses as those engaged in (or proposed to be engaged in) by the Company or the Subsidiary.

7.3          Publicity.  Except as may be required to comply with the requirements of any applicable Law, including the regulations of the Securities and Exchange Commission and the Financial Industry Regulatory Authority, or the rules and regulations of any stock exchange or national market system upon which the securities of the Parent are listed, in the event that the Parent or the Buyer, on the one hand, or the Company or any Seller, on the other hand, intends to issue a press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby, such party will obtain the prior approval (which approval will not be unreasonably withheld or delayed) of, in the case of a press release or other public announcement by the Parent or the Buyer, the Sellers Representative and, in the case of a press release or other public announcement by the Company or any Seller, the Buyer; provided, however, that, after the Closing, the Sellers Representative and its Affiliates will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approval so long as such release or announcement does not refer to any of the economic terms of the transactions contemplated by this Agreement (other than cash-on-cash returns and internal rates of return and other than to the extent such information has been previously made public by the Buyer).  Notwithstanding the foregoing, Sellers acknowledge and agree that the Parent is required to and will file this Agreement with the Securities and Exchange Commission on Form 8-K after the signing of this Agreement.

7.4          Records.  With respect to the financial books and records and minute books of the Company and the Subsidiary relating to matters on or prior to the Closing Date:  (a) for a period of seven years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers Representative, and (b) where there is legitimate purpose, including an audit of the Sellers by the IRS or any other Taxing Authority or an indemnification claim by the Buyer pursuant to Article X hereof, the Buyer shall allow the Sellers and its representatives full and complete access to such books and records during regular business hours and upon reasonable notice.

7.5          Update and Disclosure.  Prior to the Closing, the Company or the Sellers Representative may deliver to the Buyer supplements or updates to the Schedules; provided, that the delivery of any such supplemented or updated Schedules pursuant to this Section 7.5 will not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.3(a) have been satisfied.

7.6          Indemnification.

(a)           For six years after the Closing Date, the Company shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, managers, officers and employees of the Company and the Subsidiary to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company and the Subsidiary pursuant to the Company’s and the Subsidiary’s certificate of incorporation and bylaws or similar organizational documents and indemnification agreements, if any, in existence on the date hereof with any such directors, managers, officers and employees for acts or omissions occurring at or prior to the Closing.

(b)           The provisions of this Section 7.6 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.  Notwithstanding anything to the contrary in this Section 7.6, each indemnified party or insured Person and his or her heirs and his or her representatives entitled to recourse or indemnification under this Section 7.6, shall first seek such recourse and indemnification under any applicable insurance policies held or maintained by the Sellers or any of their Affiliates and the Company’s obligations under this Section 7.6 shall only apply to any indemnifiable amounts such Person is entitled to under this Section 7.6 but which were not actually received from the applicable insurance policies of the Sellers or any of their Affiliates.

7.7          Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) subject to Section 7.8, obtaining all of the necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority, (b) obtaining the necessary consents from third parties, provided, that the fees, costs and expenses of the Company, the Subsidiary or any Seller to obtain any such consents from third parties shall be borne in accordance with the expense provisions set forth in Section 12.2, (c) defending any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.8          HSR.  The Company and the Buyer shall, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, submit all filings required by the HSR Act (the “HSR Filing”) and, as soon as practicable following the execution and delivery of this Agreement, submit all filings required by any other applicable Competition Law, as appropriate, and thereafter provide any supplemental information requested in connection therewith.  Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable Competition Law.  The Company and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or other applicable Competition Law.  The Company and the Buyer shall request early termination of the applicable waiting period under the HSR Act and any other applicable Competition Law.  Each of the Company and the Buyer, shall promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of the HSR Filing or any Competition Law.  Each of the Company and the Buyer shall (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable Competition Law; (b) not (i) extend any waiting period under the HSR Act or any applicable Competition Law or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other parties; and (c) cooperate with the other and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. The Buyer shall be responsible for all filing fees in respect of the HSR Filing and for all filing fees in connection with any similar filings as required by all other Competition Laws applicable to the parties and transactions contemplated hereby.  Without limiting the generality of the foregoing, the Buyer shall propose, negotiate and cooperate with the Company to effect prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of itself, the Company, the Subsidiary or the Korean JV (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Company, the Subsidiary or the Korean JV) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.

7.9          Section 280G.  Prior to the Closing, with respect to each person who elects to execute a Parachute Payment Waiver, the Company will submit to its stockholders a vote to approve the right of such persons to receive any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code, with such stockholder vote to be in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.  Prior to the Closing, the Company shall inform the Buyer of the results of such stockholder vote.

7.10        Exclusive Dealing.  Except in connection with any exercise of Options, pursuant to any agreement existing as of the date hereof concerning the purchase of any shares of the Company’s capital stock or any options therefor, during the period from the date hereof through Closing or the earlier termination of this Agreement, the Sellers, the Company and the Subsidiary shall not take, nor will they authorize or permit any of their officers, directors, or employees, or any investment banker, attorney or other advisor or representative retained by them to take, directly or indirectly, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates and representatives) concerning any Acquisition Proposal.  The Sellers, the Company and the Subsidiary shall, and shall cause their officers, directors and employees, and any investment banker, attorney or other advisor or representative retained by them to immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any Person other than Buyer and its Affiliates and representatives regarding the foregoing.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1          Conditions to Obligations of the Parties.  The respective obligations of the Sellers, the Company and the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)           None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not be prohibited by Law.  If any such Order has been issued, each party shall use its commercially reasonable efforts to have any such Order overturned or lifted;

(b)           The applicable waiting period under the HSR Act and any other applicable Competition Law will have expired or been terminated; and

(c)           The Escrow Agent must have executed and delivered counterparts to the Escrow Agreement and the Holdback Agreement.

8.2          Conditions to Obligations of the Company and the Sellers.  The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a)           The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects (provided that any representation or warranty of the Buyer contained herein that is subject to a materiality, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof or inaccuracy therein on the part of the Buyer) as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches or inaccuracies that would not, individually or in the aggregate with any other breaches or inaccuracies on the part of the Buyer, materially and adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement;

(b)           Each of the agreements and covenants of the Buyer to be performed and complied with by the Buyer pursuant to this Agreement prior to the Closing Date will have been duly performed and complied with in all material respects; and

(c)           The Buyer will have delivered to the Sellers the items required by Section 3.3 of this Agreement.

8.3          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)           The representations and warranties of the Company and the Sellers set forth in this Agreement will be true and correct in all respects (provided that any representation or warranty of the Company or the Sellers contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof or inaccuracy therein on the part of the Company or the Sellers) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches or inaccuracies that would not, individually or in the aggregate with any other breaches or inaccuracies on the part of the Company or the Sellers, reasonably be expected to have a Material Adverse Effect;

(b)           Each of the agreements and covenants of the Company and the Sellers to be performed and complied with by the Company or the Sellers pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects;

(c)           Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(d)           The Sellers will have delivered to the Buyer the items required by Section 3.2 of this Agreement.

8.4          Frustration of Closing Conditions.  Neither the Buyer, the Company nor the Sellers may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by Section 7.7.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1          Right to Terminate.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual written consent of the Buyer and the Sellers Representative;

(b)           by the Buyer or the Sellers Representative, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to January 31, 2015 or such later date, if any, as Buyer and the Sellers Representative agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)           by the Buyer or the Sellers Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or the Subsidiary does business has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or such party is not in compliance with its obligations under Section 7.7;

(d)           by the Sellers Representative, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach, inaccuracy, or failure to perform is not cured within 30 days after receipt by the Buyer of written notice thereof or is incapable of being cured by the Buyer by the Outside Date;

(e)           by the Buyer, if (i) the Sellers or the Company have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.3(b) would not be satisfied or (ii) there exists a breach of or inaccuracy in any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach, inaccuracy, or failure to perform is not cured within 30 days after receipt by Sellers Representative of written notice thereof or is incapable of being cured by the Company or the Sellers by the Outside Date; or

(f)            by the Buyer upon written notice to the Sellers Representative within two Business Days after delivery by the Company or the Sellers Representative of supplemented or updated Schedules pursuant to Section 7.5 that reflect any Material Adverse Effect.

9.2          Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 by either the Buyer or the Sellers Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of the Buyer or the Sellers, other than the provisions of Section 7.2(c), Section 7.2(d), Section 7.3, this Section 9.2 and Article XII, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any pre-termination breach by such party of its covenants or agreements set forth in this Agreement.

ARTICLE X
REMEDIES

10.1        Indemnification by the Buyer.  From and after the Closing, the Buyer shall indemnify and hold harmless the Sellers and their respective successors and permitted assigns, and the officers, employees, directors, representatives, managers, members, partners and stockholders of the Sellers and their heirs and personal representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses that such Seller Indemnitees become subject to, sustain or suffer following the Closing arising out of, relating to or in connection with (a) any breach of or inaccuracy in the representations and warranties (in each case, giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether a breach or inaccuracy occurred but not giving effect to such limitation or qualification for purposes of determining the Losses resulting from, arising out of or relating to such breach or inaccuracy) of the Buyer contained in this Agreement (including any Schedule or exhibit attached hereto and the certificates delivered pursuant hereto); and (b) any breach of the covenants or agreements of the Buyer contained in this Agreement (including any Schedule or exhibit attached hereto and the certificates delivered pursuant hereto).

10.2        Indemnification by the Sellers.

(a)           From and after the Closing, the Sellers shall severally (based on the Seller Pro Rata Portions) indemnify and hold harmless the Buyer and its successors and permitted assigns, and the officers, employees, directors, representatives and stockholders and their successors and assigns of the Buyer (collectively, the “Buyer Indemnitees”) from and against any and all Losses that such Buyer Indemnitees become subject to, sustain or suffer following the Closing arising out of, relating to or in connection with (i) any breach of or inaccuracy in the representations and warranties (in each case, giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether a breach or inaccuracy occurred but not giving effect to such limitation or qualification for purposes of determining the Losses resulting from, arising out of or relating to such breach or inaccuracy) of the Company contained in Article V (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto), (ii) any breach of the covenants or agreements of the Company (prior to the Closing) or the Sellers Representative contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto), (iii) any outstanding Company Debt in existence as of the Closing to the extent such Company Debt was not taken into account for purposes of determining the Purchase Price pursuant to Section 2.2(a), (iv) any Selling Expense to the extent such Selling Expense was not taken into account for purposes of determining the Purchase Price pursuant to Section 2.2(a), or (v) (A) any Taxes of the Company or the Subsidiary or any Taxes required to be paid by the Company with respect to the Korean JV (excluding Taxes paid by the Korean JV on its own behalf), in each case, with respect to any Pre-Closing Tax Period, (B) Taxes of Sellers (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and the Subsidiary) for any Tax period; (C) without duplication of any other provision of this Section 10.2, Taxes attributable to any breach or inaccuracy of any representation in Section 5.9 or any failure to comply with any covenant or agreement of Sellers (including any obligation to cause the Company or the Subsidiary to take, or refrain from taking, any action under this Agreement); (D) Taxes for which the Company or the Subsidiary (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (E) Taxes imposed on or payable by third parties with respect to which the Company or the Subsidiary has an obligation to indemnify such third party pursuant to an event or transaction consummated on or prior to the Closing, and (F) any Taxes arising out of or resulting from the payment of the Company Debt; provided, however, that the Sellers shall have no liability under this Section 10.2(a) for (x) any Taxes to the extent such Taxes were specifically reflected in the Closing Working Capital, and taken into account in determining the Purchase Price or (y) any Taxes to the extent they are attributable to a Buyer Tax Act.

(b)           From and after the Closing, each Seller shall be solely responsible for and indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses that such Buyer Indemnitees become subject to, sustain or suffer following the Closing arising out of, relating to or in connection with (i) any breach of or inaccuracy in the representations and warranties (in each case, giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether a breach or inaccuracy occurred but not giving effect to such limitation or qualification for purposes of determining the Losses resulting from, arising out of or relating to such breach or inaccuracy) of such Seller contained in Article IV (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) and (ii) any breach of the covenants or agreements of such Seller contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto).  No Seller will be liable for any claim with respect to another Seller’s breach of or inaccuracy in any representation or warranty contained in Article IV (including the Schedules attached hereto) or noncompliance by another Seller of such Seller’s covenants or agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto).

10.3        Survival; Limitations.

(a)           The representations, warranties, covenants and agreements of the Sellers, the Company and the Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 10.3.

(i)        The representations and warranties of the Sellers, the Company and the Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive for a period ending on the 12-month anniversary of the Closing Date; provided, however, that (A) the expiration date for any Claim relating to a breach of or inaccuracy in the representations and warranties set forth in the first and second sentences of Section 4.1 (Existence; Validity and Enforceability), Section 4.2 (Title to Shares), Section 4.5 (Brokers), Section 5.1 (Existence and Good Standing), the first sentence of Section 5.2 (Validity and Enforceability), Section 5.3 (Capitalization of the Company, the Subsidiary and the Korean JV), Section 5.26 (Brokers), Section 6.2 (Existence and Good Standing), the first sentence of Section 6.3 (Validity and Enforceability) and Section 6.6 (Brokers) (collectively, the “Fundamental Representations”) will be the seven-year anniversary of the Closing Date; (B) the expiration date for any Claim relating to the breach of or inaccuracy in the representations and warranties set forth in Section 5.12 (Intellectual Property) and Section 5.22 (Environmental and Asbestos Matters) will be the two-year anniversary of the Closing Date; (C) the expiration date for any Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 5.9 (Taxes) will be 30 days after the expiration of the applicable statute of limitations (including any applicable extensions); and (D) any Claim pending on any applicable expiration date for which a notice has been given in accordance with Section 10.4(a) or Section 10.4(b), as applicable, on or before such expiration date may continue to be asserted and indemnified against until finally resolved.  Any claim for indemnification brought by an Indemnitee after the applicable expiration date will be void and invalid.

(ii)       The covenants and agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof prior to the Closing will terminate on the Closing Date.  All covenants and agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the rights of the Indemnitees are limited as follows:

(i)        The Sellers will not have any liability pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) (except in the case of Losses resulting from, arising out of or relating to inaccuracies in or breaches of the Fundamental Representations, the representations or warranties set forth in Section 5.9 (Taxes), or Fraud by the Company or the Sellers, for which the following limitation will not apply) until the aggregate amount of all such Losses sustained by the Buyer exceeds $1,983,750 (the “Basket”), and then only to the extent of the excess up to a maximum of the then existing Indemnity Escrow Amount.

(ii)       The Sellers will not have any liability with respect to any item or matter pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) (except in the case of Losses resulting from, arising out of or relating to inaccuracies in or breaches of the Fundamental Representations, the representations or warranties set forth in Section 5.9 (Taxes), or Fraud by the Company or the Sellers, for which the following limitation will not apply) until the amount of Losses with respect to such item or matter exceeds $25,000, and if such amount is not exceeded, none of the Losses with respect to such item or matter will count toward satisfying the Basket.

(iii)      Except for (A) Losses sustained as a result of a breach of or inaccuracy in any of the Fundamental Representations or Section 5.9 (Taxes), (B) Fraud by the Company or the Sellers, (C) Losses recoverable pursuant to Section 10.2(a)(v), or (D) following the Escrow Termination Date, Losses sustained as a result of a breach of or inaccuracy in any of the representations and warranties set forth in Section 5.12 (Intellectual Property) and Section 5.22 (Environmental and Asbestos Matters), the Buyer Indemnitees’ sole source of payment or indemnification for any claims under this Agreement shall be the Indemnity Escrow Amount held by the Escrow Agent under the Escrow Agreement and the Buyer Indemnitees shall not have any right to indemnification from any Seller or any successor or assignee thereof; provided, that, with respect to clause (D) above, following the Escrow Termination Date, the Buyer Indemnitees shall not have any right to payment from any Seller or any successor or assignee thereof in excess of the aggregate amount of the Indemnity Escrow Amount finally determined to be released to the Sellers.

(iv)      The right of a Buyer Indemnitee to indemnification for Losses under this Agreement shall in all cases be recovered first from the Indemnity Escrow Amount and then, following the release or exhaustion of the Indemnity Escrow Amount, from the Sellers (in accordance with the Seller Pro Rata Portions) or the breaching Seller, as applicable, subject to the limitations contained in this Article X.

(v)       Except in the case of Fraud, in no event shall any Seller or any successor or assignee thereof have any liability hereunder in excess of the portion of the Purchase Price actually received by such Seller under Article II (which amount, for the avoidance of doubt, shall include such Seller’s Seller Pro Rata Portions of the Indemnity Escrow Amount and Holdback Amount).

(vi)      The Seller Indemnitees’ and the Buyer Indemnitees’ right to indemnification pursuant to Section 10.1 and Section 10.2, respectively, will be reduced by the amount actually received from a third party (including an insurance company), with respect to the settlement or resolution of a claim for which the Seller Indemnitees or the Buyer Indemnitees, as the case may be, were entitled to indemnification hereunder.  The Buyer shall use reasonable efforts to pursue recovery from such third parties (and under all insurance policies) and the Buyer shall remit to the Sellers any such third party proceeds that are paid to any of the Buyer Indemnitees with respect to any Losses for which any of the Buyer Indemnitees has been previously compensated pursuant to Section 10.2.  For the avoidance of doubt, in no event shall the Seller Indemnitees or the Buyer Indemnitees be required to pursue recovery from any third party (including an insurance company) prior to seeking and receiving indemnification hereunder.

(vii)     The Indemnitees’ right to indemnification pursuant to Section 10.2 on account of any Losses will be reduced by the net amount of the Tax benefits actually realized by any of the Buyer Indemnitees or their Affiliates by reason of the related Losses in or before the taxable year in which the Losses occur.

(viii)    The Buyer Indemnitees’ right to indemnification pursuant to Section 10.2 on account of any Losses will be reduced by the amount of any reserve reflected on the Company Financial Statements established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Loss.

(ix)      The Buyer Indemnitees are not entitled to indemnification pursuant to Section 10.2 to the extent the Buyer was compensated therefor pursuant to Section 2.3.

(x)       Except in the case of a breach of or inaccuracy in any of the representations or warranties in Section 5.22 or Fraud by the Company or the Sellers, the Buyer Indemnitees are not entitled to indemnification for any Losses incurred from, arising out of or based upon any Asbestos Use, and no Buyer Indemnitee will pursue any claim under this Agreement or otherwise against the Sellers for indemnification under any theory of liability related to the Asbestos Use.

(xi)      Except to the extent (A) attributable to any breach of Sections 5.9(e), 5.9(m)(ii), 5.9(m)(iii), 5.9(m)(v) or (B) any amount paid by the Buyer pursuant to Section 11.10, the Sellers will not have any liability pursuant to

Sections 10.2(a)(i) or 10.2(a)(v)(C) with respect to any Tax or Losses related to Taxes for any taxable period or portion thereof that begins after the Closing Date.

(xii)     The Buyer Indemnitees shall not be entitled to be compensated more than once for the same Loss.

(xiii)    The Indemnitees are not entitled to indemnification for lost income, revenues or profits, multiples of earnings damages, diminution of value, punitive damages, exemplary damages, incidental damages, consequential damages, special damages and indirect damages.

10.4        Procedures.

(a)           Notice of Losses by Seller Indemnitee.  As soon as reasonably practicable after a Seller Indemnitee has actual knowledge of any claim that it has under this Article X that may result in a Loss (a “Claim”), the Sellers Representative shall give written notice thereof (a “Claims Notice”) to the Buyer.  A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee.  The Sellers Representative shall provide a Claims Notice to the Buyer pursuant to this Section 10.4(a) within 30 days after discovery of such Claim by a Seller Indemnitee; provided, however, that failure to give such notice shall not limit the right of such Seller Indemnitee to recover indemnity or reimbursement hereunder except to the extent that the Buyer suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Buyer shall respond to the Sellers Representative (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by the Sellers Representative.  Any Claim Response must specify whether or not the Buyer disputes the Claim described in the Claims Notice.  If the Buyer fails to give a Claim Response within the Response Period, the Buyer will be deemed not to dispute the Claim described in the related Claims Notice.  If the Buyer elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Buyer, and the Buyer shall pay, in cash, to the Sellers Representative within 15 days after the last day of the applicable Response Period the amount specified in the Claims Notice.  If the Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Buyer and the Sellers Representative shall promptly meet and use their reasonable efforts to settle the dispute.  If the Buyer and the Sellers Representative are unable to reach agreement within 30 days after the conclusion of the Response Period, then either the Buyer or the Sellers Representative may resort to other legal remedies subject to the limitations set forth in this Article X.

(b)           Notice of Losses by Buyer Indemnitee.

(i)        Claims with Determinable Losses.  Subject to the limitations set forth in this Article X, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 10.2 (a “Buyer Claim”), the amount of which is then known, the Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify the Sellers Representative or the breaching Seller, as applicable, of such Buyer Claim by means of a written notice describing the Buyer Claim in reasonable detail and setting forth Buyer’s good faith calculation of the Losses incurred by the applicable Buyer Indemnitee with respect thereto (a “Buyer Claim Notice” and, together with a Claims Notice, a “Notice”).  The Buyer shall provide a Buyer Claim Notice pursuant to this Section 10.4(b)(i) within 30 days after discovery of such Claim by a Buyer Indemnitee; provided, however, that failure to give such notice shall not limit the right of such Buyer Indemnitee to recover indemnity or reimbursement hereunder except to the extent that the Seller Representative or breaching Seller, as applicable, suffers any material prejudice or material harm with respect to such claim as a result of such failure.  If, by the 30th day following receipt by the Sellers Representative or the breaching Seller, as applicable, of a Buyer Claim Notice (the “Dispute Period”), the Buyer has not received from the Sellers Representative or the breaching Seller, as applicable, notice in writing that the Sellers Representative or the breaching Seller, as applicable, objects to the Buyer Claim (or the amount of Losses set forth in the Buyer Claim) asserted in such Buyer Claim Notice (a “Dispute Notice”), then (x) if such Buyer Claim shall have been made prior to the Escrow Termination Date, the Buyer and the Sellers Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Buyer from the Indemnity Escrow Amount the amount of Losses specified in the Buyer Claim Notice, subject to the limitations contained in this Article X, and (y) if such Buyer Claim shall have been made after the Escrow Termination Date or to the extent it is in respect of amounts in excess of the then available Indemnity Escrow Amount, the Sellers or the breaching Seller, as applicable, shall be obligated to pay to the Buyer the amount of Losses specified in the Buyer Claim Notice subject to the limitations contained in this Article X.

(ii)       Claims without Determinable Losses.  Subject to the limitations set forth in this Article X, if any Buyer Indemnitee believes in good faith that it has a Buyer Claim the amount of which cannot reasonably be determined, the Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify the Sellers Representative or the breaching Seller, as applicable, by means of a Buyer Claim Notice that contains the information required by Section 10.4(b)(i) and a good faith estimate, if possible, of the Buyer’s calculation of the Losses incurred by the applicable Buyer Indemnitee with respect to such Buyer Claim.  The Buyer shall provide a Buyer Claim Notice under this Section 10.4(b)(ii) within 30 days after discovery of such Claim by a Buyer Indemnitee; provided, however, that failure to give such notice shall not limit the right of such Buyer Indemnitee to recover indemnity or reimbursement hereunder except to the extent that the Seller Representative or breaching Seller, as applicable, suffers any material prejudice or material harm with respect to such claim as a result of such failure.  If the Buyer has not received a Dispute Notice from the Sellers Representative or the breaching Seller, as applicable, within the Dispute Period, then (x) if such Buyer Claim shall have been made prior to the Escrow Termination Date, the Sellers Representative and the Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Buyer from the Indemnity Escrow Amount the amount of Losses specified from time-to-time as the amount of any such Buyer Claim becomes known, subject to the limitations contained in this Article X, and (y) if such Buyer Claim shall have been made after the Escrow Termination Date or to the extent it is in respect of amounts in excess of the then available Indemnity Escrow Amount, the Sellers or the breaching Seller, as applicable, shall be obligated to pay to the Buyer the amount of Losses specified from time to time as the amount of any such Buyer Claim becomes known, subject to the limitations contained in this Article X; provided, however, that the Sellers Representative or the breaching Seller, as applicable, will be under no obligation to agree to any such payments under the immediately preceding clauses (x) or (y), and the making of any one such payment will be without prejudice to the continuing right of the Sellers Representative or the breaching Seller, as applicable, to object to any further payment.

(iii)      Disputes.  If the Sellers Representative or the breaching Seller, as applicable, delivers a Dispute Notice to the Buyer within the Dispute Period, the Buyer and the Sellers Representative or the breaching Seller, as applicable, shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to reimbursement on account of such Buyer Claim.  If the Buyer and the Sellers Representative or the breaching Seller, as applicable, are able to reach agreement within 30 days after the Buyer receives such Dispute Notice, then (x) if such Buyer Claim shall have been made prior to the Escrow Termination Date, the Buyer and the Sellers Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to the Buyer from the Indemnity Escrow Amount an amount in accordance with such agreement, subject to the limitations contained in this Article X, and (y) if such Buyer Claim shall have been made after the Escrow Termination Date or to the extent it is in respect of amounts in excess of the then available Indemnity Escrow Amount, the Sellers or the breaching Seller, as applicable, shall pay to the Buyer an amount in accordance with such agreement, subject to the limitations contained in this Article X.  If the Buyer and the Sellers Representative or the breaching Seller, as applicable, are unable to reach agreement within 30 days after the Buyer receives such Dispute Notice, then either the Buyer, on the one hand, or the Sellers Representative or the breaching Seller, as applicable, on the other hand, may resort to other legal remedies, subject to the limitations set forth in this Article X.  For all purposes of this Article X (including those pertaining to disputes under Section 10.4(a) and this Section 10.4(b)), the Buyer and the Sellers Representative or the breaching Seller, as applicable, shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c)           Opportunity to Defend Third Party Claims.  Subject to Section 11.3, in the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the Buyer or the Sellers Representative from which indemnification is sought, as applicable (each an “Indemnifying Party”), has the right, exercisable by written notice to the Buyer or the Sellers Representative (or the breaching Seller, as applicable) within 60 days of receipt of a Notice from the Buyer or the Sellers Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party provided that the Indemnifying Party provides assurance reasonably acceptable to the Indemnitee that such indemnification will be paid by the Indemnifying Party fully and promptly if required.  In the case of the foregoing, counsel for the defense of such a Claim shall be selected by the Indemnifying Party (subject to the consent of the Indemnitee, which consent shall not be unreasonably withheld and it being understood that Jones Day is acceptable counsel for any Seller Indemnifying Party) and the Indemnifying Party shall have the right to control, at its sole cost and expense, the defense of the third party claim for so long as the Indemnifying Party is conducting a good faith and diligent defense of such third party claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the third-party claim which the Indemnifying Party seeks to assume control (i) seeks injunctive or other nonmonetary relief as a principal component of its demand or relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim which, if adversely, determined, would be reasonably expected to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (iv) could reasonably be anticipated in good faith to result in Losses that would exceed an amount that, when taken together with the outstanding aggregate pending amount of such claim, exceeds the potential liability of the Indemnifying Party for such claim or related claims.  If the Indemnifying Party is the Sellers Representative (on behalf of the Sellers), such Indemnifying Party will be entitled to defend and settle such claim using the Indemnity Escrow Amount, and the Sellers Representative and the Buyer shall jointly instruct the Escrow Agent to release funds held under the Escrow Agreement for this purpose from time to time in accordance with the provisions of this Agreement and the Escrow Agreement.  If the Indemnifying Party is the Buyer, such Indemnifying Party shall not be entitled to defend such claim using the Indemnity Escrow Amount.  If the Indemnifying Party has assumed such defense as provided in this Section 10.4(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim.  If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 10.4(c), the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article X) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense.  The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).  Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or litigation.  In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including all settlement negotiations and offers.  With respect to a third party claim for which the Sellers Representative is the party responsible for the defense, the Buyer shall use all reasonable efforts to make available to the Sellers Representative and its representatives all books and records of the Buyer, the Company and the Subsidiary relating to such third party claim and shall cooperate with the Sellers Representative in the defense of the third party claim.

(d)           Settlement.  The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third party claim.  Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer.  If the Sellers Representative is willing to accept the proposed settlement offer but the Buyer refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such third party claim with respect to the subject matter thereof, (ii) the Sellers Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable from the Indemnity Escrow Amount then available for distribution, subject to the other provisions of this Agreement, and (iii) the amount of such proposed settlement will not exceed the limitations contained in this Article X, then the amount payable to the Indemnitees with respect to such third party claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article X.  The Sellers Representative may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages and provides a complete release of all Indemnitees who are parties to such third party claim with respect to the subject matter thereof; provided, however, that (A) the Sellers Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are reimbursable from the Indemnity Escrow Amount then available for distribution, subject to the other provisions of this Agreement and (B) the amount of any such proposed settlement offer may not exceed the limitations contained in this Article X.  If the Buyer refuses to agree to or make the proposed settlement offer to the claimant in the third party claim, any amount payable to a Buyer Indemnitee with respect to such third party claim will be limited to the amount of such proposed settlement offer.  If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

(e)           Other Releases of Escrow Funds.  All funds held under the Escrow Agreement minus the amounts of any unresolved Buyer Claims set forth in any then pending Buyer Claims Notices shall be released, pursuant to the Escrow Agreement, to the Sellers upon joint written instruction from the Buyer and the Sellers Representative on the 12-month anniversary of the Closing Date (the “Escrow Termination Date”).  With respect to the Optionholders, the Optionholders’ Seller Pro Rata Share shall be released to the Company, and the Company shall, in turn, pay or cause the Subsidiary to pay such amounts (subject to applicable withholding Tax), to the Optionholders as promptly thereafter as practicable by the methods set forth in Section 2.2(b)(ii), but in no event later than four (4) Business Days following the date on which the Company received such amounts from the Escrow Agent pursuant to this Section 10.4(e).  Notwithstanding the foregoing, no amount shall be released under the Escrow Agreement to an Optionholder in his, her or its capacity as such, after the fifth anniversary of the Closing.

10.5        Exclusive Remedy.  The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties hereto for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby are the indemnification obligations of the parties set forth in this Article X.  Except with respect to Claims for indemnification under this Article X for a breach of or inaccuracy in any representation or warranty in Section 5.22, the Buyer Indemnitees expressly waive any and all rights and remedies against the Sellers related to Asbestos Use and under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §601 et seq. and other Environmental Laws.  The provisions of this Section 10.5 will not, however, prevent or limit a cause of action (a) under Section 12.16 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, (b) under Section 2.3 to enforce any decision or determination of the Arbitration Firm or (c) seeking any remedy based upon Fraud by any other party hereto.

10.6        Subrogation.  Upon making any indemnity payment pursuant to Section 10.1 or Section 10.2, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnitees, as applicable, against any third party in respect of the Losses to which the payment related.  The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

10.7        Mitigation.  Any Indemnitees shall take all commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that may be indemnifiable or reimbursable hereunder.

10.8        Adjustment to Purchase Price.  All indemnification payments or reimbursements made pursuant to this Article X or Article XI will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

ARTICLE XI
TAX MATTERS

11.1        Reserved.

11.2        Cooperation; Audits.

(a)           In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or the Subsidiary for all Pre-Closing Tax Periods, the Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate reasonably with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  The Buyer shall and shall cause the Company and the Subsidiary to (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Sellers Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) give the Sellers Representative reasonable notice prior to transferring, destroying or discarding any such books and records and shall allow the Sellers Representative to take possession of such books and records.

(b)           The Buyer and the Sellers Representative shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.3        Controversies.  Notwithstanding Section 10.4, this Section 11.3 shall control any inquiries, assessments, Proceedings or similar events with respect to Taxes.  After the Closing Date, (a) The Buyer, the Company and the Subsidiary, on the one hand, and the Sellers, the Seller Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any notice of any inquiries, assessments, proceedings or similar events received from any Taxing Authority with respect to Taxes of the Company or the Subsidiary for which the Sellers may be required to reimburse any Buyer Indemnitee pursuant to this Agreement, or (b) the Buyer shall promptly notify the Sellers Representative prior to the Buyer, the Company or the Subsidiary making any voluntary contact with any Taxing Authority relating to a failure of the Company or the Subsidiary to file a Tax Return or pay Taxes, or making any self-assessment of Taxes, for any Pre-Closing Tax Period or Straddle Period (any matter set forth in clause (a) or (b), a “Tax Matter”); provided, however, that the failure to provide such notice with respect to subclause (a) will not affect the Buyer’s right to indemnification under Section 10.2 except to the extent that the Sellers Representative’s defense of such Tax Matter is demonstrably prejudiced by such failure; provided, further, that the failure to provide such notice with respect to subclause (b) will negate the Buyer’s right to indemnification under Section 10.2 with respect to Tax liabilities resulting from the voluntary contact.  The Sellers Representative may, at Sellers’ expense, participate in and, upon notice to the Buyer, assume the defense of any such Tax Matter.  If the Sellers Representative assumes such defense, the Sellers Representative shall have the authority, with respect to any Tax Matter, to represent the interests of the Company and the Subsidiary before the relevant Taxing Authority and the Sellers Representative shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such

Tax Matter.  If the Sellers Representative has assumed such defense, the Sellers Representative will be entitled to defend and settle such Tax Matter using the Indemnity Escrow Amount, and the Sellers Representative and the Buyer shall jointly instruct the Escrow Agent to release funds held under the Escrow Agreement from time to time for this purpose in accordance with the provisions of this Agreement and the Escrow Agreement.  The Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Sellers Representative.  The Sellers Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Buyer, the Company, the Subsidiary or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of the Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.  The Sellers Representative shall keep the Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow the Buyer to consult with it regarding the conduct of or positions taken in any such proceeding.  If the Sellers Representative does not assume the defense of any such Tax Matter, then:  (i) the Buyer shall not enter into any settlement or otherwise compromise any such Tax Matter to the extent it adversely affects the Tax liability of the Sellers without the prior written consent of the Sellers Representative, which consent shall not be unreasonably conditioned, withheld or delayed, (ii) the Sellers Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Buyer, and (iii) the Buyer shall keep the Sellers Representative informed with respect to the commencement, status and nature of any such Tax Matter, and will reasonably cooperate with the Sellers Representative and consult with it regarding the conduct of or positions taken in any such proceeding.

11.4        Tax Returns.

(a)           The Sellers Representative shall cause to be prepared and timely filed all Tax Returns of the Company and the Subsidiary for any Pre-Closing Tax Period.  Such Tax Returns shall be prepared in a manner consistent with past practices of the Company and the Subsidiary, unless otherwise required by applicable Law.  At least 45 calendar days prior to the due date (with applicable extensions) of any Tax Return for a Pre-Closing Tax Period, the Sellers Representative shall provide drafts of all such Tax Returns to the Buyer for the Buyer’s review and comment.  The Buyer shall provide any written comments to the Sellers Representative not later than 15 days after receiving any such Tax Return and, if the Buyer does not provide any written comments with 15 days, the Buyer shall be deemed to have accepted such Tax Return.  The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return.  If the parties are unable to resolve any such dispute at least 15 days before the due date (with applicable extensions) for any such Tax Return, the dispute shall be referred to the Arbitration Firm for resolution and the fees shall be shared one-half by the Sellers Representative and one-half by the Buyer.  Except as otherwise required by applicable Law, (i) none of the Buyer, the Company, the Subsidiary or any of their Affiliates will elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any similar provision of state, local or foreign Law) on any Tax Return of the Company or the Subsidiary for a Pre-Closing Tax Period in respect of losses incurred in any Pre-Closing Tax Period; (ii) the Company and the Subsidiary shall report and deduct the Tax

Deductions on Tax Returns for Pre-Closing Tax Periods to the fullest extent permitted under applicable Law, and (iii) as part of the Tax Returns of the Company and the Subsidiary for any Pre-Closing Tax Period, Buyer will cooperate and file or cause to be filed, if applicable, IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) in respect of any taxable year ending on the Closing Date, IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) and IRS Form 1139 for any eligible carryback periods to the extent that such Tax Returns are prepared by the Sellers Representative in accordance with this Section 11.4(a).

(b)           The Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or the Subsidiary for a Straddle Period (a “Straddle Period Tax Return”).  Such Straddle Period Tax Returns shall be prepared in a manner consistent with past practices of the Company and the Subsidiary, unless otherwise required by applicable Law.  At least 45 calendar days prior to the due date (with applicable extensions) of any Straddle Period Tax Return, the Buyer shall provide drafts of all such Tax Returns to the Sellers Representative for the Sellers Representative’s review and comment.  The Sellers Representative shall provide any written comments to the Buyer not later than 15 days after receiving any such Tax Return and, if the Sellers Representative does not provide any written comments with 15 days, the Sellers Representative shall be deemed to have accepted such Tax Return.  The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return.  If the parties are unable to resolve any such dispute at least 15 days before the date (with applicable extensions) for any such Tax Return, the dispute shall be referred to the Arbitration Firm for resolution and the fees shall be shared one-half by the Sellers Representative and one-half by the Buyer.

(c)           Any payment of Taxes with respect to any Tax Return prepared pursuant to this Section 11.4 will be paid pursuant to Article X.

(d)           The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

11.5        Amendment of Tax Returns.  Neither the Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Company or the Subsidiary with respect to a Pre-Closing Tax Period without obtaining the prior written consent of the Sellers Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

11.6        Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid one-half by the Buyer and one-half by the Sellers when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

11.7        Consolidated Income Tax Return.  The Buyer shall elect to file a consolidated U.S. federal income tax return with the Company and the Subsidiary for the taxable year of the Buyer that includes the day after the Closing Date.  The parties acknowledge and agree that, as a consequence of the transactions contemplated hereby, (a) the taxable year of the Company and the Subsidiary shall close for U.S. federal income tax purposes at the end of the day on the Closing Date, (b) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Company and the Subsidiary shall close at the end of the day on the Closing Date, and (c) all federal, state, local and foreign income Tax Returns shall be filed consistently on the foregoing basis.

11.8        Refunds.   Except to the extent any such Tax refund or credits of Tax liability were specifically reflected in the Closing Working Capital and were taken into account in determining the Purchase Price or arises as the result of a carryback of a loss or other Tax attribute from a Tax period (or portion thereof) beginning after the Closing Date (other than a Realized Tax Benefit), the Buyer shall pay to the Sellers Representative for further distribution to the Stockholders and to the Company for further distribution to the Optionholders (which the Company shall, in turn, pay or cause the Subsidiary to pay to the Optionholders within four Business Days by the methods set forth in Section 2.2(b)(ii)), in each case, in their respective Seller Pro Rata Portions, an amount equal to any Tax refunds or credits of Tax liability, including interest paid therewith, in respect of Taxes paid by the Company or the Subsidiary with respect to any Pre-Closing Tax Period or a Pre-Closing Straddle Period net of any out of pocket costs to Buyer and its Affiliates attributable to the obtaining and receipt of such refund or credit.  The Buyer shall pay to the Sellers Representative and the Company the amount of any such refund or credit within 15 days after receipt or entitlement thereto.  The parties agree that Tax refunds or credits of Tax liability for portion of the Straddle Period ending on and including the Closing Date shall be determined using the methodologies consistent with those for determining Taxes relating to such portion of any Straddle Period as set forth in Section 11.4(d) above.  The Buyer shall reasonably cooperate, and shall cause the Company and the Subsidiary to reasonably cooperate, with the Sellers Representative in filing any claims for Tax refunds in respect of Taxes paid by the Company for a Pre-Closing Tax Period or a Pre-Closing Straddle Period.

11.9        Tax Sharing Agreements.  All Tax sharing agreements or similar agreements (other than any Contract entered into in the ordinary course of business and the principal purpose of which is not Taxes) between the Company or any of the Subsidiary, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of the Subsidiary shall be bound thereby or have any liability thereunder.

11.10      Tax Benefits.  After the Closing Date, the Buyer will pay to the Sellers Representative for further distribution to the Stockholders and to the Company for further distribution to the Optionholders (which the Company shall, in turn, pay or cause the Subsidiary to pay to the Optionholders within four (4) Business Days by the methods set forth in Section 2.2(b)(ii)), in each case, in their respective Seller Pro Rata Portions, an amount in cash equal to the Realized Tax Benefits within 15 days after filing any Tax Return (including any payment of estimated Taxes) on which a Realized Tax Benefit is reflected.

11.11      Treatment as Purchase Price Adjustment.  For Tax purposes, the parties agree to treat all payments made under this Article XI as adjustments to the Purchase Price to the greatest extent permitted by Law.

ARTICLE XII
MISCELLANEOUS AND GENERAL

12.1        Sellers Representative.

(a)           The Sellers hereby constitute and appoint the Sellers Representative as agent and attorney in fact for and on behalf of the other Sellers.  Without limiting the generality of the foregoing, the Sellers Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by or on behalf of the Sellers in connection herewith, including the Escrow Agreement and the agreement entered into by the Sellers Representative with the Escrow Agent with respect to the administration of the Holdback Amount (the “Holdback Agreement”), (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Holdback Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Escrow Agreement or the Holdback Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to the Buyer of the Indemnity Escrow Amount or any portion thereof in satisfaction of claims brought by the Buyer for Losses, (vii) object to such deliveries, (viii) distribute the Indemnity Escrow Amount and the Adjustment Escrow Amount and any earnings and proceeds thereon, (ix) administer, deduct, hold back and/or redirect any funds, including the Holdback Amount, which may be payable to any Seller pursuant to the terms of this Agreement, the Escrow Agreement, the Holdback Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller hereunder or (B) any costs, fees, expenses and other liabilities incurred by the Sellers Representative (in its capacity as such) in connection with this Agreement, the Escrow Agreement or the Holdback Agreement or its rights or obligations hereunder and thereunder, and (x) take all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Sellers in connection with this Agreement, the Escrow Agreement and the Holdback Agreement, including bringing claims against the Buyer pursuant to Section 10.1.

(b)           Such agency may be changed by the holders of a majority in interest of the Indemnity Escrow Amount (the “Majority-in-Interest”) from time to time upon not less than five days’ prior written notice to the Buyer.  The Sellers Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer.  A successor Sellers Representative will be named by a Majority-in-Interest.  All power, authority, rights and privileges conferred in this Agreement to the Sellers Representative will apply to any successor Sellers Representative.

(c)           The Sellers Representative will not be liable for any act done or omitted under this Agreement, the Escrow Agreement or the Holdback Agreement as Sellers Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Buyer agrees that it will not look to the personal assets of the Sellers Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Sellers.  In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Sellers Representative will not be liable to the Sellers for any Losses that such Person may incur as a result of any act, or failure to act, by the Sellers Representative under this Agreement or any agreements or documents executed and delivered in connection herewith (including the Escrow Agreement), and the Sellers Representative will be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Sellers Representative were taken or omitted not in good faith.  The limitation of liability provisions of this Section 12.1(c) will survive the termination of this Agreement and the resignation of the Sellers Representative.

(d)           If the Buyer is paid or distributed any portion of the Indemnity Escrow Amount in satisfaction of Losses resulting from an inaccuracy or a breach of the representations and warranties contained in Article IV or a breach by a Seller of a covenant contained in this Agreement, the breaching Seller will indemnify each non-breaching Seller in an amount equal to the product of (a) the portion of the Indemnity Escrow Amount paid or distributed to the Buyer pursuant to the Escrow Agreement as a result of such breach or inaccuracy and (b) the percentage applicable to such non-breaching Seller based on the Seller Pro Rata Portion, and the Sellers Representative may adjust releases of the Indemnity Escrow Amount or the Holdback Amount (as well as any other payments or adjustments of Purchase Price hereunder) as necessary to address any such indemnification obligation that has not been satisfied.  For the avoidance of doubt, this Section 12.1(d) shall in no way limit the Buyer’s rights to indemnification pursuant to Article X, including in the event that any non-breaching Seller is unsuccessful in recovering amounts contemplated by this Section 12.1(d).

(e)           Following the payment by the Sellers Representative of any expenses incurred by the Sellers Representative in the course of performing its obligations under this Agreement, the Sellers Representative shall distribute (i) the Optionholders’ Seller Pro Rata Share of the Remaining Holdback Amount, if any, to the Company and the Buyer shall cause the Company to (A) pay or cause the Subsidiary to pay such amount to the Optionholders, less any applicable Taxes required to be withheld, as promptly as practicable thereafter, and (B) pay such withheld Taxes to the proper Taxing Authority, and (ii) to each Stockholder its respective pro rata share (based on the Seller Pro Rata Portions) of the remaining Holdback Amount, if any.  The Sellers Representative may make such distributions in multiple pro rata installments as the Sellers Representative deems prudent in the circumstances.

(f)            Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Sellers Representative in connection herewith shall be absolutely and irrevocably binding upon the Sellers as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and the Escrow Agent and the Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Sellers Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  The Buyer is hereby relieved from any liability to any Person for any acts done by the Sellers Representative and any acts done by the Buyer in accordance with any decision, act, consent or instruction of the Sellers Representative.

12.2        Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein.

12.3        Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

12.4        Third Party Beneficiaries.  Except as set forth in Section 7.6, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

12.5        Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

12.6        Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by facsimile transmission, (b) sent by electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Company (only after Closing), the Buyer or the Parent:

Watts Regulator Co.

c/o Watts Water Technologies, Inc.

815 Chestnut Street

North Andover, Massachusetts 01845-6098
Attention: Kenneth R. Lepage, General Counsel
Fax: 978-794-1848
Email: Kenneth.Lepage@wattswater.com

with a copy to:

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116
Attention: Philip P. Rossetti
Fax: 617-948-6001
Email: philip.rossetti@lw.com

If to the Company (only prior to Closing) or the Sellers:

AHC Holding Company, Inc.
c/o The Riverside Company
630 Fifth Avenue, Suite 400
New York, New York  10111
Attention:  Chief Financial Officer
Fax:  (212) 265-6478
Email: brs@riversidecompany.com

with a copy to:

The Riverside Company
Terminal Tower
50 Public Square
29th Floor
Cleveland, Ohio 44113
Attention: Stephen P. Dyke
Fax: (216) 344-1330
Email: sdyke@riversidecompany.com

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114
Attention:  William R. Stewart, Jr.
Fax:  (216) 579-0212
Email: wrstewartjr@jonesday.com

If to the Sellers Representative:

The Riverside Company
45 Rockefeller Center
630 Fifth Avenue, Suite 400
New York, New York 10111
Attention:  Chief Financial Officer
Fax: (212) 265-6478
Email: brs@riversidecompany.com

with a copy to:

The Riverside Company
Terminal Tower
50 Public Square
29th Floor
Cleveland, Ohio 44113
Attention: Stephen P. Dyke
Fax: (216) 344-1330
Email: sdyke@riversidecompany.com

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114
Attention:  William R. Stewart, Jr.
Fax:  (216) 579-0212
Email: wrstewartjr@jonesday.com

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice communication will be effective (x) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (y) if given by electronic mail, when electronic evidence of the sending of such electronic mail is received, or (z) if given by any other means specified in the first sentence of this Section 12.6, upon delivery or refusal of delivery at the address specified in this Section 12.6.

12.7        Complete Agreement.  This Agreement and the Schedules and exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

12.8        Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.9        Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Sellers Representative, the Parent and the Buyer.

12.10      Waiver .  At any time prior to the Closing Date, the Sellers Representative and the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in or breaches of the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Sellers Representative and the Buyer.

12.11      Tax Advice.  Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

12.12      Governing Law.  This Agreement and any dispute or controversy related to this Agreement or the transactions contemplated hereby are to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

12.13      Consent to Jurisdiction and Service of Process.  Except for the matters to be decided by the Arbitration Firm pursuant to Section 2.3(c), the parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and any dispute or controversy related to the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon the Buyer or the Sellers by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.6 hereof.

12.14      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.15      Counterparts.  This Agreement may be executed in two or more counterparts (including counterparts transmitted via facsimile or in .pdf or similar format), each of which will be deemed an original but all of which will constitute but one instrument.

12.16      Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

12.17      Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.17.

12.18      Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.”  When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

12.19      Conflict of Interest.  It is acknowledged by each of the parties hereto that the Sellers Representative has retained Jones Day to act as its counsel in connection with the transactions contemplated hereby.  The Buyer hereby agrees that, in the event that a dispute arises after the Closing between the Buyer, the Company and the Subsidiary, on the one hand, and the Sellers Representative and the Sellers, on the other hand, Jones Day may represent the Sellers Representative and the Sellers in such dispute, even though the interests of the Sellers Representative and the Sellers may be directly adverse to the Company and the Subsidiary, and even though Jones Day may have represented the Company or the Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or the Subsidiary.  The Buyer further agrees that, as to all communications among Jones Day, the Company, the Subsidiary, the Sellers Representative and the Sellers that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers Representative and shall not pass to or be claimed by the Buyer, the Company or the Subsidiary.  Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company and the Subsidiary, on the one hand, and a third party other than the Sellers Representative or any Seller, on the other hand, the Buyer, the Company and the Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party and none of the Buyer, the Company or the Subsidiary may waive such privilege without the prior written consent of the Sellers Representative.

12.20      Release.  Effective upon the Closing, each Seller and such Seller’s successors and assigns, each hereby irrevocably and unconditionally releases and forever discharges the Buyer, the Parent, the Company, the Subsidiary and each of their respective controlled Affiliates from any and all charges, complaints, causes of action, Losses, damages, agreements and liabilities of any kind or nature whatsoever (“Seller Released Claims”), whether known or unknown and whether at law or in equity, relating to or arising from any matter existing prior to the Closing with respect to such Seller’s ownership of the Shares or the Options; provided, however, that nothing contained in this Section 12.20 shall constitute a release, waiver or discharge of (a) any Seller Released Claim in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including claims that the Sellers may bring or have for indemnification under Article X), or (ii) the Buyer’s, the Parent’s, the Company’s or the Subsidiary’s obligations to such Seller or such Seller’s respective successors or assigns under this Agreement or any Ancillary Agreement.

12.21      Parent Guaranty.

(a)           The Parent hereby absolutely, unconditionally and irrevocably guarantees full performance by the Buyer of all of the Buyer’s covenants, agreements and other obligations hereunder, including the due, punctual and full payment and performance and collection of the Buyer’s (including its permitted designees’ and assigns) obligations hereunder when due, including payment of the Purchase Price and the Settlement Amounts.  This guaranty is an absolute, direct, unconditional and immediate guarantee of payment and performance, and not just of collection, and the Parent acknowledges and agrees that this guaranty is full and unconditional, and no release or extinguishment of the Buyer’s and/or its designees’ or assigns’ liabilities or other obligations (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty.

(b)           Without limiting in any way the foregoing guaranty, the Parent agrees to cause, and to take all actions to enable, the Buyer to adhere to each provision of this Agreement which requires an act or omission on the part of the Buyer or any of its Affiliates to cause or enable the Buyer to comply with its obligations under this Agreement.

(c)           The Parent hereby unconditionally and irrevocably waives (i) any right to require the Sellers, as a condition of payment or performance by the Parent of any obligations of the Buyer hereunder, to proceed against the Buyer or pursue any other remedy whatsoever in the event that the Buyer fails to perform its obligations hereunder, (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, (iii) any and all notice of the creation, renewal, extension or accrual of any of any guaranty obligations pursuant to this Section 12.21, (iv) notice of or proof of reliance by any Seller upon the guaranty or acceptance of this guaranty, (v) presentment for payment, notice of non-payment or non-performance, demand, protest, notice of protest and notice of dishonor or default to anyone, (vi) defenses to pay or perform based upon any of the obligations not being a valid and binding obligation of the Buyer enforceable in accordance with their respective terms, and (vii) any allegation or contest of the validity of this guaranty.

[Signatures on Following Pages.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

PARENT:

WATTS WATER TECHNOLOGIES, INC.

By:	/s/ Robert J. Pagano, Jr.
Name: Robert J. Pagano, Jr.
Title: Chief Executive Officer

BUYER:

WATTS REGULATOR CO.

By:	/s/ Robert J. Pagano, Jr.
Name: Robert J. Pagano, Jr.
Title: Chief Executive Officer

COMPANY:

AHC HOLDING COMPANY, INC.

By:	/s/ Stephen P. Dyke
Name: Stephen P. Dyke
Title: President

SELLERS REPRESENTATIVE:

2003 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

By:	Riverside Capital Associates 2003, LLC,
its general partner

	By:	/s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title: Co-Chief Executive Officer

SELLERS:

RIVERSIDE CAPITAL APPRECIATION FUND V-A, L.P.

By:	RCAF V Associates, L.P.,
its general partner

	By:	RCAF V GP, LLC,
its general partner

	By:	/s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title: Co-Chief Executive Officer

2003 RIVERSIDE CAPITAL APPRECIATION FUND (QC), L.P.

By:	Riverside Capital Associates 2003, LLC,
its general partner

	By:	/s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title: Co-Chief Executive Officer

RIVERSIDE CAPITAL APPRECIATION FUND V, L.P.

By:	RCAF V Associates, L.P.,
its general partner

	By:	RCAF V GP, LLC,
its general partner

	By:	/s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title: Co-Chief Executive Officer

RCAF 2003 CIV XII, L.P.

By:	Riverside Capital Associates 2003, LLC,
its general partner

	By:	/s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title: Co-Chief Executive Officer

2003 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

By:	Riverside Capital Associates 2003, LLC,
its general partner

	By:	/s/ Stewart A. Kohl
Name: Stewart A. Kohl
Title: Co-Chief Executive Officer

/s/ Fred Depuy
Fred Depuy, in his individual capacity

/s/ Basem Hishmeh
Basem Hishmeh, in his individual capacity

/s/ Mark Croce
Mark Croce, in his individual capacity

/s/ Ervin Cash
Ervin Cash, in his individual capacity

/s/ Gary Schlegel
Gary Schlegel, in his individual capacity

/s/ Anthony C. Laraia
Anthony C. Laraia, in his individual capacity

/s/ John Bohenick
John Bohenick, in his individual capacity

/s/ Bree McQuillan
Bree McQuillan, in her individual capacity

/s/ Harold Krebs
Harold Krebs, in his individual capacity

/s/ Gerald Fioriti
Gerald Fioriti, in his individual capacity

/s/ John Confrey
John Confrey, in his individual capacity

/s/ Lori Herbert
Lori Herbert, in her individual capacity

/s/ Lolke Vorsteveld
Lolke Vorsteveld, in his individual capacity

/s/ Mark Daniels
Mark Daniels, in his individual capacity

/s/ Patricia Abrahemsen
Patricia Abrahemsen, in her individual capacity

/s/ Peter Rimassa
Peter Rimassa, in his individual capacity

/s/ Vincent D’Amore
Vincent D’Amore, in his individual capacity